EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

NEW CHEETAH, INC.

LIBERTY MEDIA INTERNATIONAL, INC.

UNITEDGLOBALCOM, INC.

CHEETAH ACQUISITION CORP.

TIGER GLOBAL ACQUISITION CORP.

Dated as of January 17, 2005

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Table of Contents
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Table of Contents
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AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 17th day of January, 2005, by and among New Cheetah, Inc., a Delaware corporation (“HoldCo”), Liberty Media International, Inc., a Delaware corporation (“LMI”), UnitedGlobalCom, Inc., a Delaware corporation (“UGC”), Cheetah Acquisition Corp., a Delaware corporation (“LMI Merger Sub”), and Tiger Global Acquisition Corp., a Delaware corporation (“UGC Merger Sub”).

RECITALS

          WHEREAS, on the date hereof LMI beneficially owns approximately 7.6% of the shares of Class A common stock, par value $.01 per share, of UGC (the “UGC Class A Stock”) issued and outstanding on December 31, 2004, 100% of the shares of Class B common stock, par value $.01 per share, of UGC (the “UGC Class B Stock”) issued and outstanding on December 31, 2004 and approximately 97.8% of the shares of Class C common stock, par value $.01 per share, of UGC (the “UGC Class C Stock” and, together with the UGC Class A Stock and the UGC Class B Stock, the “UGC Common Stock”) issued and outstanding on December 31, 2004; and

          WHEREAS, the Boards of Directors of each of LMI and UGC deem it advisable and in the best interests of each corporation and its stockholders that LMI and UGC engage in a business combination on the terms and subject to the conditions hereof by means of the Mergers (as defined below). A special committee of the Board of Directors of UGC (the “Special Committee”) has determined that the UGC Merger (as defined below) is fair to, and is in the best interests of, UGC and the holders of UGC Common Stock, other than LMI and its Affiliates, and has recommended to the Board of Directors of UGC that it approve the terms and conditions of this Agreement, including the UGC Merger;

          WHEREAS, UGC and Stockholder are parties to the Voting Agreement, of even date herewith, pursuant to which Stockholder has agreed, among other things, to vote the Subject Shares (as defined therein) in favor of the adoption of this Agreement and the transactions contemplated hereby at any meeting of stockholders of LMI or any adjournment thereof called to vote upon this Agreement or any of the transactions contemplated hereby; and

          WHEREAS, for U.S. federal income tax purposes, it is intended that the LMI Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that the conversion of the UGC Common Stock into shares of HoldCo Series A Stock (as defined below) which is effected pursuant to the

UGC Merger shall qualify as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder;

          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

     1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings unless the context otherwise requires:

          “Acquisition Proposal” means any offer or proposal by any Person or group of Persons concerning (a) any tender or exchange offer for shares of any class or series of UGC Stock, (b) any merger, share exchange, recapitalization, consolidation or other business combination involving UGC or (c) an acquisition in any manner, directly or indirectly, of a significant equity interest in, or a substantial portion of the assets of, UGC, other than pursuant to the transactions contemplated by this Agreement.

          “Affiliate” of any Person has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. For purposes of this Agreement (other than Section 4.3), unless otherwise specified, (a) neither UGC nor any of its Subsidiaries will be deemed to be Affiliates of LMI or any of LMI’s Subsidiaries; (b) neither LMI nor any of its Subsidiaries will be deemed to be Affiliates of UGC or any of UGC’s Subsidiaries; (c) none of the Affiliates of UGC or any of its Subsidiaries (the “UGC Affiliates”) will be deemed to be an Affiliate of LMI or any of LMI’s Subsidiaries, unless such UGC Affiliate would be such an Affiliate if neither LMI nor any of its Subsidiaries (1) owned any capital stock of UGC, (2) designated or nominated, or possessed any contractual right to designate or nominate, any directors of UGC or any of its Subsidiaries or (3) otherwise possessed, directly or indirectly, the power to direct or cause the direction of the management or policies of UGC or any of its Subsidiaries; and (d) none of the Affiliates of LMI or any of LMI’s Subsidiaries (“LMI Affiliates”) will be deemed to be an Affiliate of UGC or any of UGC’s Subsidiaries, unless such LMI Affiliate would be such an Affiliate if neither LMI nor any of its Subsidiaries (1) owned any capital stock of UGC, (2) designated or nominated, or possessed any contractual right to designate or nominate, any directors of UGC or any of its Subsidiaries or (3) otherwise possessed, directly or indirectly, the power to direct or cause the direction of the management or policies of UGC or any of its Subsidiaries.

          “Agreement” has the meaning specified in the preamble.

          “Approved Matter” means any matter expressly approved by (i) the UGC Board, provided that all of the directors of UGC who are also executive officers of LMI did not cast their votes against the approval of such matter, or (ii) the Executive Committee of the UGC Board, provided that at least one member of the Executive Committee of the UGC Board is also an executive officer of LMI and all members of such committee who are also executive officers of LMI did not vote against such matter.

          “Book-Entry Shares” has the meaning specified in Section 3.4(a).

          “Cash Consideration” means, for each share of UGC Common Stock in respect of which a Cash Election is validly made and subject to the provisions of Section 3.4(f), $9.58, without interest.

          “Cash Election” has the meaning set forth in Section 3.3(b).

          “Certificates” has the meaning specified in Section 3.4(a).

          “Certificates of Merger” means the LMI Certificate of Merger and the UGC Certificate of Merger.

          “Claim” has the meaning specified in Section 7.5(c).

          “Closing” has the meaning specified in Section 3.2.

          “Closing Date” means the date on which the Closing occurs pursuant to Section 3.2.

          “Code” has the meaning specified in the recitals.

          “Contract” has the meaning specified in Section 5.5(iv).

          “Contract Consent” has the meaning specified in Section 5.5(iii).

          “Contract Notice” has the meaning specified in Section 5.5(iii).

          “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Controlled Affiliates” means, with respect to any Person, any Affiliates of such Person that such Person Controls.

          “Converted LMI Option” has the meaning specified in Section 3.6(a).

          “Converted LMI SAR” has the meaning specified in Section 3.6(b).

          “Converted UGC Option” has the meaning specified in Section 3.7(a).

          “Converted UGC SAR” has the meaning specified in Section 3.7(b).

          “Convertible Securities” has the meaning specified in Section 5.3(e).

          “DGCL” means the General Corporation Law of the State of Delaware.

          “Deemed Stock Election” has the meaning specified in Section 3.3(b).

          “Deemed Stock Election Holder” has the meaning specified in Section 3.5(b).

          “Distribution” means the distribution effected on June 7, 2004 by LMC to its Series A common stockholders of all of its LMI Series A common stock and to its Series B common stockholders of all of its LMI Series B common stock.

          “Drop Dead Date” has the meaning specified in Section 9.1(c).

          “Effective Time” means the time when the Mergers become effective under applicable law as provided in Section 3.1(a).

          “Election Time” has the meaning specified in Section 3.4(d).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          “Exchange Agent” has the meaning specified in Section 3.4(a).

          “Exchange Fund” has the meaning specified in Section 3.5(a)(i).

          “Exchange Ratio” means a fraction equal to 0.2155.

          “Excluded Shares” means shares of UGC Common Stock which are to be exchanged pursuant to Section 3.3(b)(iv) or which are to be cancelled pursuant to Section 3.3(b)(v).

          “Executive” means Michael T. Fries.

          “Filing Termination Date” has the meaning specified in Section 9.1(b).

          “Form of Election” has the meaning specified in Section 3.4(c).

          “Former LMI Holders” has the meaning specified in Section 3.5(b).

          “Former LMI Shares” has the meaning specified in Section 3.5(b).

          “GAAP” means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

          “Government Consent” has the meaning specified in Section 5.5(ii).

          “Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

          “Governmental Filing” has the meaning specified in Section 5.5(ii).

          “HoldCo” has the meaning specified in the preamble.

          “HoldCo Board” has the meaning specified in Section 2.2(a).

          “HoldCo Bylaws” has the meaning specified in Section 2.1.

          “HoldCo Charter” has the meaning specified in Section 2.1.

          “HoldCo Common Stock” has the meaning specified in Section 2.1.

          “HoldCo Original Series A Stock” has the meaning specified in Section 2.1.

          “HoldCo Original Stock” has the meaning specified in Section 2.1.

          “HoldCo Preferred Stock” has the meaning specified in Section 2.1.

          “HoldCo Series A Stock” has the meaning specified in Section 2.1.

          “HoldCo Series B Stock” has the meaning specified in Section 2.1.

          “HoldCo Series C Stock” has the meaning specified in Section 2.1.

          “HoldCo Stock” has the meaning specified in Section 2.1.

          “Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between UGC and any wholly-owned Subsidiary of UGC or between wholly-

owned Subsidiaries of UGC) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or that is otherwise its legal liability.

          “Initial HoldCo Board” has the meaning specified in Section 2.2(c).

          “Injunction” has the meaning specified in Section 4.4.

          “Insiders” has the meaning specified in Section 7.9.

          “Japanese Businesses” means those Subsidiaries of LMI and those Persons in which LMI (directly or indirectly through one or more Subsidiaries) owns an investment accounted for by the equity method within the meaning of GAAP whose businesses are primarily conducted in Japan (including Jupiter Telecommunications Co., Ltd. and Jupiter Programming Co., Ltd.)

          “Joint Proxy Statement/Prospectus” has the meaning specified in Section 4.2(a).

          “License” means any license, franchise, ordinance, authorization, permit, certificate, variance, exemption, concession, lease, right of way, easement, instrument, order and approval, domestic or foreign.

          “Lien” means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          “LMC” means Liberty Media Corporation, a Delaware corporation.

          “LMI” has the meaning set forth in the preamble.

          “LMI Board” means the Board of Directors of LMI.

          “LMI Book-Entry Shares” has the meaning specified in Section 3.4(a).

          “LMI Certificate of Merger” means the certificate of merger with respect to the LMI Merger, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

          “LMI Certificates” has the meaning specified in Section 3.4(a).

          “LMI Charter” means the Restated Certificate of Incorporation of LMI, as amended and as in effect on the date hereof.

          “LMI Common Stock” means the LMI Series A Stock, the LMI Series B Stock and the LMI Series C Stock.

          “LMI Consideration” has the meaning specified in Section 3.3(a).

          “LMI ERISA Affiliate” has the meaning specified in the definition of the term “LMI Plan”.

          “LMI Fairness Opinion” has the meaning specified in Section 6.13.

          “LMI Indemnified Liabilities” has the meaning specified in Section 7.5(b).

          “LMI Indemnified Parties” has the meaning specified in Section 7.5(b).

          “LMI Indemnified Party” has the meaning specified in Section 7.5(b).

          “LMI Material Adverse Effect” means a Material Adverse Effect with respect to LMI or a material adverse effect on the ability of LMI to consummate the Mergers and the other transactions contemplated by this Agreement.

          “LMI Merger” means the merger of LMI Merger Sub with and into LMI as set forth in Section 3.1(a).

          “LMI Merger Sub” has the meaning specified in the preamble.

          “LMI Merger Sub Board” has the meaning specified in Section 2.4(a).

          “LMI Option” has the meaning specified in Section 3.6(a).

          “LMI Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since June 1, 2004 by LMI or by any trade or business, whether or not incorporated (“LMI ERISA Affiliate”), that together with LMI would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of LMI or any LMI ERISA Affiliate including any such type of plan established, maintained or contributed to under the laws of any foreign country; provided, however, that LMI Plan will not include any such plan or arrangement maintained by UGC.

          “LMI Preferred Stock” means the preferred stock, $.01 par value per share, of LMI.

          “LMI Preferred Stock Consideration” has the meaning specified in Section 3.3(a).

          “LMI Restricted Stock” has the meaning specified in Section 3.6(c).

          “LMI SAR” has the meaning specified in Section 3.6(b).

          “LMI SEC Filings” has the meaning specified in Section 6.4.

          “LMI Series A Consideration” has the meaning specified in Section 3.3(a).

          “LMI Series B Consideration” has the meaning specified in Section 3.3(a).

          “LMI Series C Consideration” has the meaning specified in Section 3.3(a).

          “LMI Series A Stock” means the Series A common stock, $.01 par value per share, of LMI.

          “LMI Series B Stock” means the Series B common stock, $.01 par value per share, of LMI.

          “LMI Series C Stock” means the Series C common stock, $.01 par value per share, of LMI.

          “LMI Special Meeting” has the meaning specified in Section 4.1.

          “LMI Stock” means the LMI Common Stock and the LMI Preferred Stock.

          “LMI Stockholder Approval” has the meaning specified in Section 6.14.

          “Material Adverse Effect” means (A) with respect to LMI, a material adverse effect on the business, properties, operations or financial condition of LMI and its Subsidiaries (for these purposes including UGC and its Subsidiaries) taken as a whole, other than any such effect arising out of or resulting from (i) any change in the trading prices of LMI Series A Stock between the date hereof and the Effective Time, (ii) any changes in GAAP that affect generally entities such as LMI, (iii) general business or economic conditions or from general changes in or affecting the industries in which LMI operates in areas where LMI does business directly or through its Subsidiaries (for these purposes including UGC and its Subsidiaries), or (iv) the announcement of this Agreement or the consummation of the transactions contemplated hereby, except, in the case of clause (iii), to the extent that any such change has a disproportionate impact on LMI and its Subsidiaries (for these purposes including UGC and its Subsidiaries), taken as a whole, and (B) with respect to UGC, a material adverse effect on the business, properties, operations or financial condition of UGC and its Subsidiaries taken as a whole, other than any such effect arising out of or resulting from (i) any change in the trading prices of UGC Class A Stock between the date hereof and the Effective Time, (ii) any changes in GAAP that affect generally entities such as UGC, (iii) general business or economic conditions or general changes in or affecting the industries in which UGC operates in areas where UGC does business directly or through its Subsidiaries or (iv) the announcement of this Agreement or the consummation of the transactions contemplated hereby or any Approved Matter approved following the date hereof, except, in the case of clause (iii), to the extent that any such change has a disproportionate impact on UGC and its Subsidiaries. Neither a LMI Material Adverse Effect nor a UGC Material Adverse Effect shall be deemed to occur as the result of the consummation or failure to consummate the combination of Metrópolis Intercom S.A. and VTR GlobalCom S.A.

          “Merger Consideration” has the meaning specified in Section 3.3(b).

          “Mergers” means the LMI Merger and the UGC Merger.

          “Minority Approval” has the meaning specified in Section 5.14.

          “NASD” means the National Association of Securities Dealers, Inc.

          “Nasdaq” means The Nasdaq National Market.

          “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.

          “Registration Statement” has the meaning specified in Section 4.2(a).

          “Restriction”, with respect to any capital stock or other security, means any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

          “Schedule 13E-3” has the meaning specified in Section 4.2(a).

          “SEC” means the Securities and Exchange Commission.

          “Section 16 Information” has the meaning specified in Section 7.9.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          “Significant LMI Subsidiary” has the meaning specified in Section 6.1.

          “Significant UGC Subsidiary” has the meaning specified in Section 5.1.

          “Special Committee” has the meaning set forth in the recitals.

          “Special Meetings” has the meaning specified in Section 4.1.

          “Stock Consideration” has the meaning specified in Section 3.3(b).

          “Stock Election” has the meaning set forth in Section 3.3(b).

          “Stockholder” means John C. Malone.

          “Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP; provided that, for purposes of the agreements set forth in Article III and Article VI, references to Subsidiaries will not include any Person as to which such first Person’s voting interests are subject to a voting agreement, proxy, management contract or other arrangement as a result of which such first Person does not Control such other Person. For purposes of this Agreement, unless otherwise specified, neither UGC nor any of its Subsidiaries will be deemed to be Subsidiaries of LMI or any of LMI’s Subsidiaries, whether or not they otherwise would be Subsidiaries of LMI or any of LMI’s Subsidiaries under the foregoing definition.

          “Surviving LMI Corporation” means LMI as the surviving corporation after the LMI Merger as provided in Section 3.1(a).

          “Surviving UGC Corporation” means UGC as the surviving corporation after the UGC Merger as provided in Section 3.1(a).

          “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (ii) all interest, penalties and additions imposed with respect to such amounts in clause (i).

          “Tax Return” means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

          “Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

          “Total Cash Election Number” has the meaning specified in Section 3.4(f).

          “UGC” has the meaning specified in the preamble.

          “UGC Board” means the Board of Directors of UGC.

          “UGC Book-Entry Shares” has the meaning specified in Section 3.4(a).

          “UGC Certificates” has the meaning specified in Section 3.4(a).

          “UGC Certificate of Merger” means the certificate of merger with respect to the UGC Merger, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

          “UGC Charter” means the Restated Certificate of Incorporation of UGC as amended to the date hereof.

          “UGC Class A Stock” has the meaning set forth in the recitals.

          “UGC Class B Stock” has the meaning set forth in the recitals.

          “UGC Class C Stock” has the meaning set forth in the recitals.

          “UGC Common Stock” has the meaning set forth in the recitals.

          “UGC Convertible Notes” means the €500,000,000 principal amount of 1 3/4% Convertible Senior Notes due April 15, 2024 issued by UGC.

          “UGC Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by UGC to LMI.

          “UGC ERISA Affiliate” has the meaning specified in the term “UGC Plan”.

          “UGC Fairness Opinion” has the meaning specified in Section 5.13.

          “UGC Indemnified Liabilities” has the meaning specified in Section 7.5(a).

          “UGC Indemnified Parties” has the meaning specified in Section 7.5(a).

          “UGC Indemnified Party” has the meaning specified in Section 7.5(a).

          “UGC Indenture” means the Indenture, dated as of April 6, 2004, by and between UGC and The Bank of New York, as Trustee, relating to the UGC Convertible Notes.

          “UGC Material Adverse Effect” means a Material Adverse Effect with respect to UGC or a material adverse effect on the ability of UGC to consummate the Mergers and the other transactions contemplated by this Agreement.

          “UGC Merger” means the merger of UGC Merger Sub with and into UGC as set forth in Section 3.1(a).

          “UGC Merger Sub” has the meaning specified in the preamble.

          “UGC Merger Sub Board” has the meaning specified in Section 2.4(b).

          “UGC Option” has the meaning specified in Section 3.7(a).

          “UGC Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay,

hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since December 31, 1999 by UGC or by any trade or business, whether or not incorporated (“UGC ERISA Affiliate”), that together with UGC would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of the UGC or any UGC ERISA Affiliate including any such type of plan established, maintained or contributed to under the laws of any foreign country; provided, however, that UGC Plan will not include any such plan or arrangement maintained by LMI or any Subsidiary of LMI.

          “UGC Preferred Stock” means the preferred stock, par value $.01 per share, of UGC.

          “UGC Restricted Stock” has the meaning specified in Section 3.7(c).

          “UGC SAR” has the meaning specified in Section 3.7(b).

          “UGC SEC Filings” has the meaning specified in Section 5.4.

          “UGC Share Threshold Number” means the quotient (rounded down to the nearest whole number) equal to (i) the product of (x) the last sales price of a share of LMI Series A Stock on the Nasdaq on the last trading day immediately preceding the Effective Time (the “LMI Closing Day Market Price”), (y) the Exchange Ratio and (z) the number of shares of UGC Class A Stock (other than shares of UGC Class A Stock beneficially owned by Permitted Holders (as defined in the UGC Indenture) issued and outstanding immediately prior to the Effective Time, divided by (ii) the sum of (x) 38.32 and (y) the product of the LMI Closing Day Market Price and the Exchange Ratio.

          “UGC Special Meeting” has the meaning specified in Section 4.1(a).

          “UGC Stock” means the UGC Common Stock and the UGC Preferred Stock.

          “UGC Stockholder Approval” has the meaning specified in Section 5.14.

          “UGC 10-K” means an Annual Report of UGC on Form 10-K for the fiscal year ended December 31, 2004 which includes (i) audited financial statements of UGC and its consolidated subsidiaries meeting the requirements of Regulation S-X, (ii) an unqualified audit report of UGC’s auditors on such financial statements and (iii) the statements, reports, attestations and other disclosures required by, and that comply with, Item 308 of Regulation S-K concerning UGC’s internal control over financial reporting.

          “Violation” has the meaning specified in Section 5.5(iv).

          “Voting Debt” has the meaning specified in Section 5.3(d).

          “Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is owned beneficially or of record, directly and/or indirectly, by such Person.

     1.2 Terms Generally. The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. As used herein, the term “to the knowledge of UGC” or any similar term relating to UGC’s knowledge means the actual knowledge, after due inquiry, of any of the executive officers of UGC, and the term “to the knowledge of LMI” or any similar term relating to LMI’s knowledge means the actual knowledge, after due inquiry, of any of the executive officers of LMI. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement, other instrument, statute or regulation are to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day. As used herein, the phrase “made available” means that the information referred to has been made available if requested by the party to whom such information is to be made available.

ARTICLE II

HOLDING COMPANY AND MERGER SUBSIDIARIES

     2.1 Organization of HoldCo. LMI has caused HoldCo to be organized under the laws of the State of Delaware. The authorized capital stock of HoldCo on the date hereof consists of 100 shares of common stock, par value $0.01 per share (the “HoldCo Original Stock”), of which one share has been issued to LMI and no other shares are issued and outstanding. LMI shall take, and shall cause HoldCo to take, all requisite action to cause the certificate of incorporation of HoldCo to be in the form of Exhibit A hereto (the “HoldCo Charter”) and the bylaws of HoldCo to be in the form of Exhibit B hereto (the “HoldCo Bylaws”), in each case, at the Effective Time. Pursuant to the HoldCo Charter, the authorized capital stock of HoldCo at the Effective Time will consist solely of 500,000,000 shares of Series A common stock, par value $.01 per share (the “HoldCo Series A Stock), 50,000,000 shares of Series B common stock, par value $.01 per share (the “HoldCo Series B Stock”), 500,000,000 shares of Series C common stock, par value $.01 per share (the “HoldCo Series C Stock” and, collectively with the HoldCo Series A Stock and the HoldCo Series B Stock, the “HoldCo Common Stock”), and 50,000,000 shares of preferred stock, par value $.01 per share (the “HoldCo Preferred Stock” and, together with the HoldCo Common Stock, the “HoldCo Stock”). Effective upon the filing of the HoldCo Charter, the HoldCo Original Stock shall be reclassified as one share of HoldCo Series A Stock (the “HoldCo Original Series A Stock”). At the Effective Time, each issued and outstanding share of HoldCo Original Series A Stock shall be cancelled without conversion into any other security or other consideration therefor.

     2.2 Directors and Officers of HoldCo.

          (a) Immediately prior to the Effective Time, the directors of HoldCo shall be solely those persons identified on Schedule 2.2(a) (the “HoldCo Board”). HoldCo shall have a staggered board of directors, and each person identified on Schedule 2.2(a) shall serve in the class and for the term set forth opposite his or her name on Schedule 2.2(a). Each director shall remain in office until the expiration of the term of the class in which such person serves or until his or her successor is duly elected or appointed and qualified in accordance with the HoldCo Charter, the HoldCo Bylaws and the DGCL or until such person’s earlier death, resignation or removal.

          (b) Immediately prior to the Effective Time, the officers of HoldCo shall be solely those persons identified on Schedule 2.2(b), and such additional persons as may be approved by the HoldCo Board. Each such officer shall remain in office until his or her successor is duly elected or appointed and qualified in accordance with the HoldCo Charter, the HoldCo Bylaws and the DGCL or until such person’s earlier death, resignation or removal.

          (c) The members of the board of directors of HoldCo as of the date of this agreement are John C. Malone and Robert R. Bennett (the “Initial HoldCo Board”); additional directors may be elected or appointed to such board in accordance with the certificate of incorporation and bylaws of HoldCo and the DGCL. Each member of the Initial HoldCo Board shall serve until his or her successor is elected to the HoldCo Board as contemplated by Section 2.2(a), or until his or her earlier death, resignation or removal. The initial officers of HoldCo shall be those persons approved by the Initial HoldCo Board, each of whom shall serve until his or her respective successor is elected as contemplated by Section 2.2(b) or until his or her earlier death, resignation or removal.

     2.3 Organization of Merger Subsidiaries. HoldCo has caused LMI Merger Sub and UGC Merger Sub to be organized for the sole purpose of effecting the Mergers contemplated herein. The authorized capital stock of LMI Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which one share has been issued to HoldCo at a price of $0.01 per share and no other shares are issued or outstanding. The authorized capital stock of UGC Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which one share has been issued to HoldCo at a price of $0.01 per share and no other shares are issued or outstanding.

     2.4 Directors and Officers of LMI Merger Sub and UGC Merger Sub.

          (a) Immediately prior to the Effective Time, the directors of LMI Merger Sub shall be Stockholder and Executive (the “LMI Merger Sub Board”), and the officers of LMI Merger Sub shall be those persons duly elected by the LMI Merger Sub Board. Each such director and officer shall remain in office until his or her successor is duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of LMI Merger Sub and the DGCL or until such person’s earlier death, resignation or removal.

          (b) Immediately prior to the Effective Time, the directors of UGC Merger Sub shall be Stockholder and Executive (the “UGC Merger Sub Board”), and the officers of UGC Merger Sub shall be those persons duly elected by the UGC Merger Sub Board. Each such director and officer shall remain in office until his or her successor is duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of UGC Merger Sub and the DGCL or until such person’s earlier death, resignation or removal.

     2.5 Certain Actions of LMI. LMI, in its capacity as the sole stockholder of HoldCo, has adopted and approved this Agreement by all action required by the DGCL, the HoldCo Charter and the HoldCo Bylaws to be taken and shall cause HoldCo, as the sole stockholder of each of LMI Merger Sub and UGC Merger Sub, to take all action required by the DGCL and the respective charters and bylaws of LMI Merger Sub and UGC Merger Sub to adopt and approve this Agreement. Subject to the terms and conditions of this Agreement, LMI shall cause HoldCo to perform, and shall cause HoldCo to cause each of LMI Merger Sub and UGC Merger Sub to perform, their respective obligations under this Agreement.

ARTICLE III

THE MERGERS AND RELATED MATTERS

     3.1 The Mergers.

          (a) Mergers; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, (i) LMI Merger Sub will merge with and into LMI in accordance with the provisions of the DGCL, the separate corporate existence of LMI Merger Sub will cease and LMI will continue as the Surviving LMI Corporation and (ii) UGC Merger Sub will merge with and into UGC in accordance with the provisions of the DGCL, the separate corporate existence of UGC Merger Sub will cease and UGC will continue as the Surviving UGC Corporation. The Effective Time shall be on the date and at the time that both of the Certificates of Merger have been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Mergers shall have been properly executed and filed (or such later date and time as may be agreed to by LMI and UGC and specified in the Certificates of Merger, provided that both Mergers shall become effective at the same time). The parties will cause the Certificates of Merger to be filed with the Delaware Secretary of State as soon as practicable after the Closing.

          (b) Effects of the Mergers. From and after the Effective Time, the Mergers will each have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, powers and franchises of LMI and LMI Merger Sub will vest in the Surviving LMI Corporation, and all debts, liabilities and duties of LMI and LMI Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving LMI Corporation and (ii) all the properties, rights, privileges, powers and franchises of UGC and UGC Merger Sub will vest in the Surviving UGC Corporation, and all debts, liabilities and duties of UGC and UGC Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving UGC Corporation.

          (c) Certificate of Incorporation of the Surviving Corporations. At the Effective Time, (i) the LMI Charter will be amended and restated pursuant to the LMI Certificate of Merger to be identical to the certificate of incorporation of LMI Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: “The name of the Corporation (which is hereinafter called the ‘Corporation’) is Liberty Media International, Inc.” and (ii) the UGC Charter in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving UGC Corporation. The LMI Charter, as so amended, and the UGC Charter shall remain as the certificate of incorporation of the Surviving LMI Corporation or the Surviving UGC Corporation, as applicable, until thereafter amended in accordance with the terms thereof and the DGCL.

          (d) Bylaws of the Surviving Corporations. The Bylaws of LMI Merger Sub will be the Bylaws of the Surviving LMI Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving LMI Corporation and the DGCL. The Bylaws of UGC Merger Sub will be the

Bylaws of the Surviving UGC Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving UGC Corporation and the DGCL.

          (e) Directors and Officers of the Surviving Corporations. HoldCo, LMI and the Surviving LMI Corporation will take such action as is necessary to ensure that the directors and officers of LMI Merger Sub at the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving LMI Corporation until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and Bylaws of the Surviving LMI Corporation, and the DGCL, or until such person’s earlier death, resignation or removal. HoldCo, UGC and the Surviving UGC Corporation will take such action as is necessary to ensure that the directors and officers of UGC Merger Sub at the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving UGC Corporation until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and Bylaws of the Surviving UGC Corporation, and the DGCL, or until such person’s earlier death, resignation or removal.

     3.2 Closing. Unless this Agreement has been terminated pursuant to Section 9.1 and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VIII, the closing of the Mergers (the “Closing”) will take place (i) at 10:00 a.m. (New York City time) at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, on the second business day after the date on which the last of the conditions set forth in Article VIII (other than the filing of the Certificates of Merger and other than any such conditions that by their terms are not capable of being satisfied until the Closing Date or thereafter) is satisfied or, when permissible, waived, or (ii) on such other date and/or at such other time and/or place as the parties may mutually agree.

     3.3 Conversion of Securities.

          (a) Conversion of LMI Securities. At the Effective Time, by virtue of the LMI Merger and without any action on the part of any party hereto or any holder of shares of LMI Stock:

               (i) each share of LMI Series A Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.3(a)(v)) will be converted into and represent the right to receive, and will be exchangeable for, one validly issued, fully paid and nonassessable share of HoldCo Series A Stock (the “LMI Series A Consideration”);

               (ii) each share of LMI Series B Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.3(a)(v)) will be converted into and represent the right to receive, and will be exchangeable for, one validly issued, fully paid and nonassessable share of HoldCo Series B Stock (the “LMI Series B Consideration”);

               (iii) each share of LMI Series C Stock, if any, issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.3(a)(v)) will be converted into and represent the right to receive, and will be exchangeable for, one validly issued, fully paid and nonassessable share of HoldCo Series C Stock (the “LMI Series C Consideration”);

               (iv) each share of LMI Preferred Stock, if any, issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.3(a)(v)) will be converted into and represent the right to receive, and will be exchangeable for, one validly issued, fully paid and nonassessable share of a corresponding series of HoldCo Preferred Stock having a substantially equivalent designation of rights and preferences as such series of LMI Preferred Stock (the “LMI Preferred Stock Consideration” and, together with the LMI Series A Consideration, the LMI Series B Consideration and the LMI Series C Consideration, the “LMI Consideration”); and

               (v) each share of LMI Stock held in treasury of LMI immediately prior to the Effective Time shall automatically be cancelled, retired and cease to exist without payment of any consideration therefor and without any conversion thereof.

          LMI will cause HoldCo to make any filings or other designations required to comply with the provisions of Section 3.3(a)(iv). At the Effective Time, all shares of LMI Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of HoldCo Stock with respect thereto upon the surrender of such certificate in accordance with Section 3.5.

          (b) Conversion of UGC Securities. At the Effective Time, by virtue of the UGC Merger and without any action on the part of any party hereto or the holders of shares of UGC Stock:

               (i) subject to the provisions of Section 3.4(f), each share of UGC Common Stock with respect to which an election to receive the Cash Consideration has been validly made and not validly revoked pursuant to Section 3.4 (a “Cash Election”) shall be converted into and represent the right to receive, and be exchangeable for, the Cash Consideration;

               (ii) each share of UGC Common Stock with respect to which an election to receive the Stock Consideration has been validly made and not validly revoked pursuant to Section 3.4 (a “Stock Election”) shall be converted into and represent the right to receive, and will be exchangeable for, a fraction of a validly issued, fully paid and nonassessable share of HoldCo Series A Stock equal to the Exchange Ratio (together with cash in lieu of the issuance of any fractional share of HoldCo Series A Stock to any holder thereof to be paid in accordance with Section 3.5(d)) (the “Stock Consideration” and, together with the Cash Consideration and the LMI Consideration, the “Merger Consideration”);

               (iii) each share of UGC Common Stock other than shares of UGC Common Stock with respect to which a Cash Election or a Stock Election is validly made and not validly revoked pursuant to Section 3.4 (and other than Excluded Shares) (each a “Deemed Stock Election”) shall be converted into and represent the right to receive, and will be exchangeable for, the Stock Consideration;

               (iv) each share of UGC Common Stock held immediately prior to the Effective Time by LMI or any of its Wholly Owned Subsidiaries shall be converted into and represent the right to receive, and will be exchangeable for, one validly issued, fully paid and nonassessable share of the corresponding class of common stock of the Surviving UGC Corporation; and

               (v) each share of UGC Common Stock held in treasury of UGC immediately prior to the Effective Time shall automatically be cancelled, retired and cease to exist without payment of any consideration thereof and without any conversion thereof.

          (c) Conversion of LMI Merger Sub Stock. At the Effective Time, by virtue of the LMI Merger and without any action on the part of any party hereto or any holder of shares of stock of LMI Merger Sub, each share of common stock of LMI Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving LMI Corporation. Such shares will constitute the only outstanding shares of capital stock of the Surviving LMI Corporation.

          (d) Conversion of UGC Merger Sub Stock. At the Effective Time, by virtue of the UGC Merger and without any action on the part of any party hereto or the holders of share(s) of stock of UGC Merger Sub, the outstanding share(s) of common stock of UGC Merger Sub immediately prior to the Effective Time will be converted into and become a number of validly issued, fully paid and nonassessable shares of each class of common stock of the Surviving UGC Corporation that is identical to the number of shares of the corresponding class of UGC Common Stock (other than the Excluded Shares) outstanding immediately prior to the Effective Time. Such shares (together with the shares issued pursuant to Section 3.3(b)(iv)) will constitute the only outstanding shares of capital stock of the Surviving UGC Corporation.

          (e) Certain Changes. If, between the date of this Agreement and the Effective Time, the outstanding shares of LMI Common Stock or the outstanding shares of UGC Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class of shares, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration shall be appropriately adjusted to provide to the holders of LMI Common Stock and UGC Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     3.4 UGC Election Procedures; Proration.

          (a) Not less than three business days prior to the mailing of the Joint Proxy Statement/Prospectus, LMI shall designate a bank or trust company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging (x) certificates that immediately prior to the Effective Time represented shares of UGC Common Stock (the “UGC Certificates”) and shares of UGC Common Stock represented by book-entry (“UGC Book-Entry Shares”) and (y) certificates that immediately prior to the Effective Time represented shares of LMI Common Stock (the “LMI Certificates” and, together with the UGC Certificates, the “Certificates”) and shares of LMI Common Stock represented by book-entry (“LMI Book-Entry Shares” and, together with UGC Book-Entry Shares, the “Book-Entry Shares”).

          (b) Each Person who, on or prior to the Election Time (as defined below), is a record holder of shares of UGC Common Stock (other than a holder of Excluded Shares and other than a Wholly-Owned Subsidiary of UGC) shall be entitled to specify the number of such holder’s shares of UGC Common Stock (and, if such shares to which the election relates are represented by UGC Certificates, such particular shares) with respect to which such holder makes a Cash Election or Stock Election.

          (c) HoldCo shall prepare and file as an exhibit to the Registration Statement a form of election (the “Form of Election”). The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any UGC Certificates shall pass, only upon proper delivery of the Form of Election and any UGC Certificates to the Exchange Agent. UGC shall mail the Form of Election with the Joint Proxy Statement/Prospectus to all Persons who are record holders of shares of UGC Common Stock (other than holders of Excluded Shares) as of the record date for the UGC Special Meeting. The Form of Election shall be used by each record holder of shares of UGC Common Stock (other than holders of Excluded Shares), or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation, who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of UGC Common Stock held by such holder. UGC shall use its commercially reasonable efforts to make the Form of Election available to all Persons who become holders of shares of UGC Common Stock during the period between the record date for the UGC Special Meeting and the date of the UGC Special Meeting.

          (d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (i) the date of the later of the two Special Meetings or (ii) if the Closing Date is more than four business days following the later of the two Special Meetings, the second business day preceding the Closing Date (the “Election Time”), a Form of Election properly completed and signed and accompanied by (i) certificates representing the shares of UGC Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of UGC or (ii) in the case of UGC Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of UGC Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of UGC unless and until such Cash Election or Stock Election is properly revoked. If the Closing Date is anticipated to be more than four business days following the later of the two Special Meetings, then as soon as reasonably practicable, but in no event later than 9:00 a.m., New York City time, on the business day immediately following the date of the later of the two Special Meetings, LMI and UGC shall so notify the holders of UGC Common Stock by issuing a release to the Dow Jones News Service specifying the anticipated Closing Date, which shall not be earlier than the fourth business day after the date of the release. Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of UGC Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Time. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If a Cash Election or Stock Election is properly revoked (x) the UGC Certificates representing such shares shall be returned to the record owner thereof or such other Person as such record owner shall have set forth in such owner’s Form of Election, and (y) all UGC Book-Entry Shares representing such shares shall be credited to such book-entry account as shall have been set forth in the Form of Election relating thereto.

          (e) The determination of the Exchange Agent (or the joint determination of LMI and UGC, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Stock Elections or revocations shall have been properly made or revoked pursuant to this Section 3.4 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or LMI and UGC jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the proration contemplated by Section 3.4(f), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of each of LMI and

UGC, make any rules as are consistent with this Section 3.4 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect the Cash Elections and Stock Elections in accordance with the terms of this Agreement.

          (f) Notwithstanding anything in this Agreement to the contrary, the number of shares of UGC Common Stock converted into the Cash Consideration may not exceed the UGC Share Threshold Number. If the aggregate number of shares of UGC Common Stock with respect to which the Cash Election is validly made and not validly revoked (the “Total Cash Election Number”) exceeds the UGC Share Threshold Number, then (i) all shares of UGC Common Stock as to which a Stock Election or Deemed Stock Election is made shall be converted into and represent the right to receive, and will be exchangeable for, the Stock Consideration and (ii) the number of shares of UGC Common Stock as to which a Cash Election is validly made and not validly revoked by a UGC stockholder pursuant to Section 3.4 that shall be converted into and represent the right to receive, and will be exchangeable for, the Cash Consideration, shall be equal to the product (rounded down to the nearest whole number) obtained by multiplying (A) the number of shares of UGC Common Stock held by such stockholder as to which such stockholder has validly made and not validly revoked a Cash Election by (B) a fraction, the numerator of which is the UGC Share Threshold Number and the denominator of which is the Total Cash Election Number, with the remaining number of such stockholder’s shares of UGC Common Stock as to which such stockholder has validly made and not validly revoked a Cash Election being converted into and representing the right to receive, and being exchangeable for, the Stock Consideration.

     3.5 Exchange of Certificates.

          (a) Deposit of Merger Consideration.

               (i) Promptly after the Effective Time, HoldCo shall deposit with the Exchange Agent, for the benefit of the stockholders of LMI and UGC, (A) certificates or, at HoldCo’s option, evidence of shares in book entry form, representing shares of HoldCo Stock in such denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article III in respect of shares of UGC Common Stock or shares of LMI Stock, as applicable, for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent and cash to be paid in lieu of fractional shares. Such certificates (or evidence of book-entry form, as the case may be) for shares of HoldCo Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

               (ii) The Exchange Agent shall invest any cash deposited with the Exchange Agent by HoldCo as directed by HoldCo, provided that no such investment or losses thereon shall affect the Cash Consideration payable to holders of shares of UGC

Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and HoldCo and LMI shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of UGC Common Stock entitled to receive such consideration in the net amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to HoldCo or LMI, as HoldCo directs.

          (b) Exchange Procedures.

               (i) As soon as reasonably practicable after the Effective Time, HoldCo shall cause to be mailed to (x) each record holder, as of the Effective Time, of shares of UGC Common Stock as to which a Deemed Stock Election is made (each holder a “Deemed Stock Election Holder”) and (y) each record holder, as of the Effective Time, of shares of LMI Stock (such holders, “Former LMI Holders” and such shares, “Former LMI Shares”)): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such shares of UGC Common Stock to which a Deemed Stock Election is made or Former LMI Shares, as the case may be, shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other reasonable provisions as HoldCo may specify.

               (ii) (x) Each former stockholder of UGC who properly made a Cash Election or Stock Election shall be entitled to receive in exchange for such stockholder’s shares subject to the Cash Election or Stock Election: (A) the number of whole shares of HoldCo Series A Stock, if any, into which such holder’s shares of UGC Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article III, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.5(g)) equal to (I) the aggregate amount of cash (including the Cash Consideration plus cash in lieu of fractional interests in shares of HoldCo Series A Stock to be paid pursuant to Section 3.5(d)), if any, into which such holder’s shares of UGC Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article III, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.5(c); and (y) upon surrender by a Deemed Stock Election Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Deemed Stock Election Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of HoldCo Series A Stock, if any, into which such holder’s shares of UGC Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article III, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.5(g)) equal to (I) the amount of cash in lieu of fractional interests in shares of HoldCo Series A Stock to be paid pursuant to Section 3.5(d), if any, into which such holder’s shares of UGC Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article III, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.5(c).

               (iii) Upon surrender by a Former LMI Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former LMI Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of HoldCo Stock into which such holder’s shares of LMI Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article III, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.5(g)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.5(c).

               (iv) If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of UGC Common Stock or LMI Stock, as the case may be, represented by the Certificate pursuant to this Article III.

               (v) No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of UGC Common Stock converted in the UGC Merger and shares of LMI Stock converted in the LMI Merger.

               (vi) At the Effective Time, the stock transfer books of UGC and LMI shall be closed, and thereafter there shall be no further registration of transfers of shares of UGC Common Stock or LMI Stock, respectively, that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to UGC or LMI for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

          (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of HoldCo Stock issuable with respect to the shares of UGC Common Stock or LMI Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article III. Upon surrender, there shall be issued and/or paid to the holder of the shares of HoldCo Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of HoldCo Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of HoldCo Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

          (d) No Fractional Shares. No certificates or scrip representing fractional shares of HoldCo Series A Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing UGC Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HoldCo. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, HoldCo shall pay each holder of UGC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of UGC Common Stock held at the Effective Time by such holder that have been converted into the Stock Consideration) would otherwise be entitled, by (ii) the closing price on the Nasdaq for a share of LMI Series A Stock on the last trading day immediately preceding the Effective Time.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of UGC and LMI on the first anniversary of the Effective Time shall be delivered to HoldCo, upon demand by HoldCo, and any stockholders of UGC or LMI who have not theretofore complied with this Article III shall thereafter look only to HoldCo for payment of their claim for any part of the Merger Consideration, any cash in lieu of fractional shares of HoldCo Series A Stock and any dividends or distributions with respect to HoldCo Stock.

          (f) No Liability. None of LMI, UGC or HoldCo shall be liable to any holder of shares of UGC Common Stock or LMI Stock for cash or shares of HoldCo Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Withholding. HoldCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of UGC Common Stock or shares of LMI Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HoldCo or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UGC Common Stock or shares of LMI Stock in respect of which such deduction and withholding was made by HoldCo or the Exchange Agent.

     3.6 LMI Stock Options, Stock Appreciation Rights and Restricted Stock.

          (a) LMI Stock Options. Each of the then outstanding stock options, if any, to purchase shares of any series of LMI Common Stock (each, a “LMI Option”) issued by LMI pursuant to any LMI Plan, and any non-plan options to acquire shares of any series of LMI Common Stock issued by LMI pursuant to an option agreement or otherwise issued by LMI, will, by virtue of the LMI Merger, and without any further action on the part of any holder thereof, be converted into an option (a “Converted LMI Option”) to purchase a number of shares of the same series of HoldCo Common Stock equal to the number of shares of such series of LMI Common Stock subject to such LMI Option at the Effective Time, at an exercise price per share of the applicable series of HoldCo Common Stock equal to the exercise price per share of such LMI Option immediately prior to the Effective Time. The terms and conditions of each Converted LMI Option will otherwise remain as set forth in the LMI Option converted into such Converted LMI Option. Notwithstanding anything herein to the contrary, the adjustment provided for in this Section 3.6(a) with respect to all options will be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent applicable, Q&A-18(d) of Notice 2005-1.

          (b) LMI Stock Appreciation Rights. Each of the then outstanding stock appreciation rights, if any, with respect to shares of any series of LMI Common Stock (each, a “LMI SAR”) issued by LMI pursuant to any LMI Plan, and any non-plan stock appreciation rights with respect to shares of any series of LMI Common Stock issued by LMI, will, by virtue of the LMI Merger, and without any further action on the part of any holder thereof, be converted into a stock appreciation right (a “Converted LMI SAR”) with respect to that number of shares of the same series of HoldCo Common Stock equal to the number of shares of the same series of LMI Common Stock that were subject to such LMI SAR at the Effective Time, at an exercise or base price per stock appreciation right equal to the exercise or base price of such Converted LMI SAR immediately prior to the Effective Time. The terms and conditions of each Converted LMI SAR will otherwise remain as set forth in the LMI SAR converted into such Converted LMI SAR. Notwithstanding anything herein to the contrary, the adjustment provided for in this Section 3.6(b) with respect to all stock appreciation rights will be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent applicable, Q&A-18(d) of Notice 2005-1.

          (c) LMI Restricted Stock. Each restricted share of LMI Common Stock (“LMI Restricted Stock”) granted pursuant to any LMI Plan and each restricted share of LMI Common Stock issued pursuant to individual awards not granted pursuant to any LMI Plan will, by virtue of the LMI Merger, and without any further action on the part of any holder thereof, be converted into one restricted share of the same series of HoldCo Common Stock, and will remain subject to the same restrictions applicable to such restricted share of LMI Common Stock immediately prior to the Effective Time.

     3.7 UGC Stock Options, Stock Appreciation Rights and Restricted Stock.

          (a) UGC Stock Options. Each of the then outstanding stock options, if any, to purchase shares of UGC Common Stock (each, a “UGC Option”) issued by UGC pursuant to any UGC Plan, and any non-plan options to acquire shares of UGC Common Stock set forth in Section 3.7 of the UGC Disclosure Letter issued by UGC pursuant to an option agreement or otherwise issued by UGC, will, by virtue of the UGC Merger, and without any further action on the part of any holder thereof, be converted into an option (a “Converted UGC Option”) to purchase that number of shares of HoldCo Series A Stock determined by multiplying the number of shares of UGC Common Stock subject to such UGC Option at the Effective Time by the Exchange Ratio, at an exercise price per share of HoldCo Series A Stock equal to the exercise price per share of such UGC Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. If the foregoing calculation results in a Converted UGC Option being exercisable for a fraction of a share of HoldCo Series A Stock, then the number of shares of HoldCo Series A Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Converted UGC Option will otherwise remain as set forth in the UGC Option converted into such onverted UGC Option. Notwithstanding anything herein to the contrary, the adjustment provided for in this Section 3.7(a) with respect to all options will be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent applicable, Q&A-18(d) of Notice 2005-1.

          (b) UGC Stock Appreciation Rights. Each of the then outstanding stock appreciation rights, if any, with respect to shares of UGC Common Stock (each, a “UGC SAR”) issued by UGC pursuant to any UGC Plan, and any non-plan stock appreciation rights with respect to shares of UGC Common Stock set forth in Section 3.7 of the UGC Disclosure Letter or otherwise issued by UGC, will, by virtue of the UGC Merger, and without any further action on the part of any holder thereof, be converted into a stock appreciation right (a “Converted UGC SAR”) with respect to that number of shares of HoldCo Series A Stock equal to the number of shares of UGC Common Stock that were subject to such UGC SAR at the Effective Time multiplied by the Exchange Ratio, at an exercise or base price per stock appreciation right equal to (i) in the case of a UGC SAR issued in tandem with, and at the same base or exercise price as, UGC Options, the exercise price per share of the related Converted UGC Option as determined above and (ii) in the case of a free standing UGC SAR or a UGC SAR issued in tandem with, and at a different base or exercise price as, UGC Options, the amount determined by dividing the base or exercise price per share of such UGC SAR immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. If the foregoing calculation results in a Converted UGC SAR being exercisable with respect to a fraction of a share of HoldCo Series A Stock, then the number of shares of HoldCo Series A Stock in respect of such stock appreciation right will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Converted UGC SAR will otherwise remain as set forth in the UGC SAR converted into such Converted UGC SAR. Notwithstanding anything herein to the contrary, the adjustment provided for in this Section 3.7(b) with respect to all stock appreciation rights will be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent applicable, Q&A-18(d) of Notice 2005-1.

          (c) UGC Restricted Stock. Each restricted share of UGC Common Stock (“UGC Restricted Stock”) granted pursuant to any UGC Plan and each restricted share of UGC Common Stock issued pursuant to individual awards not granted pursuant to any UGC Plan will, by virtue of the UGC Merger, and without any further action on the part of any holder thereof, be converted into a number of restricted shares of HoldCo Series A Stock at the Exchange Ratio, and will remain subject to the same restrictions applicable to such restricted share of UGC Common Stock immediately prior to the Effective Time. If the foregoing calculation results in a restricted share of UGC Common Stock being convertible for a fraction of a share of HoldCo Series A Stock, then the number of shares of HoldCo eries A Stock to be issued will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

ARTICLE IV

CERTAIN ACTIONS

     4.1 Stockholder Meetings.

          (a) UGC, acting through the UGC Board, will, in accordance with applicable law, the UGC Charter and UGC’s Bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of UGC’s stockholders for the purpose of considering and voting upon this Agreement (the “UGC Special Meeting”). Except as otherwise required by the fiduciary duties of the UGC Board, at the UGC Special Meeting the UGC Board (with the approval of the Special Committee) will recommend to its stockholders the adoption of this Agreement; provided, that the inability or any refusal of the UGC Board to make such recommendation shall not relieve UGC of its obligation pursuant to the first sentence of this Section 4.1(a)

          (b) LMI, acting through the LMI Board, will, in accordance with applicable law, the LMI Charter and LMI’s Bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of LMI’s stockholders (the “LMI Special Meeting” and together with the UGC Special Meeting, the “Special Meetings”) for the purpose of considering and voting upon this Agreement. Except as otherwise required by the fiduciary duties of the LMI Board, at the LMI Special Meeting the LMI Board will recommend to its stockholders the adoption of this Agreement; provided, that the inability or refusal of the LMI Board to make such recommendation shall not relieve LMI of its obligation pursuant to the first sentence of this Section 4.1(b). LMI may take the actions contemplated by this Section 4.1(b) at either an annual or special meeting.

     4.2 Registration Statement and Other SEC Filings.

          (a) Joint Proxy Statement/Prospectus and Registration Statement. As soon as reasonably practicable after the execution of this Agreement, (i) UGC and LMI will prepare and file with the SEC a preliminary joint proxy statement relating to the Special Meetings, (ii) UGC and LMI will prepare and file a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), and (iii) HoldCo will prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the HoldCo Common Stock issuable in the Mergers and of the HoldCo Common Stock issuable upon exercise of the Converted LMI Options and the Converted UGC Options. The joint proxy statement furnished to UGC’s stockholders in connection with the UGC Special Meeting and the joint proxy statement furnished to MI’s stockholders in connection with the LMI Special Meeting will be included as part of the prospectus (the “Joint Proxy Statement/Prospectus”) forming part of the Registration Statement. Each party hereto agrees to use commercially reasonable efforts to cooperate with each other party in connection with the preparation and filing of the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Schedule 13E-3 and the Registration Statement, including providing information to the other parties with respect to itself as may be reasonably required in connection therewith. Each party hereto will use commercially reasonable efforts to respond to any comments of the SEC, to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time and to cause the Joint Proxy Statement/Prospectus approved by the SEC to be mailed to UGC’s and LMI’s stockholders at the earliest practicable time.

          (b) SEC Comments; Amendments and Supplements. Each party will notify the other parties promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Schedule 13E-3, the Registration Statement or any other related filing or for additional information related thereto, and will supply the others with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Schedule 13E-3, the Registration Statement, the Mergers or any other filing relating thereto. The Joint Proxy Statement/Prospectus, the Schedule 13E-3, the Registration Statement and such other filings will comply in all material respects with all applicable requirements of law. If at any time prior to the Effective Time, any event occurs relating to a party or its Subsidiaries or any of their respective officers, directors, partners or Affiliates that should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Schedule 13E-3, the Registration Statement or any other related filing, the applicable party will inform the other parties promptly after becoming aware of such event and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of UGC or LMI, as applicable, such amendment or supplement. The parties shall cooperate and provide each other and the Special Committee with a reasonable opportunity to review and comment on any amendment or supplement to the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Schedule 13E-3, the Registration Statement and any related filings.

          (c) Each of the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Registration Statement, the Schedule 13E-3 and any amendments thereto shall be reasonably acceptable to the Special Committee.

          (d) Nasdaq Quotation. LMI and UGC shall use their respective commercially reasonable efforts to cause the shares of HoldCo Common Stock issuable to the UGC and LMI stockholders as Merger Consideration (including the shares of HoldCo Common Stock reserved for issuance with respect to Converted LMI Options, Converted LMI SARs, each share of LMI Restricted Stock converted pursuant to Section 3.6(c), Converted UGC Options, Converted UGC SARs and each share of UGC Restricted Stock converted pursuant to Section 3.7(c)) to be eligible for quotation on Nasdaq prior to the Effective Time.

     4.3 Identification of Affiliates. Promptly after the Special Meetings and before the Closing Date, each of UGC and LMI will deliver to HoldCo a letter identifying all Persons who, to such deliverer’s knowledge, at the time of the Special Meetings or at the Effective Time, may be deemed to be “affiliates” of UGC or LMI, as the case may be, for purposes of Rule 145 under the Securities Act. Each of UGC and LMI will use commercially reasonable efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to HoldCo, on or prior to the Closing Date, a written agreement, in substantially the form annexed hereto as Exhibit 4.3, that such Person will not offer to sell or otherwise dispose of any shares of HoldCo Common Stock issued to such Person pursuant to the UGC Merger or LMI Merger, as the case may be, in violation of the Securities Act and the rules and regulations thereunder.

     4.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties will, and will cause their respective directors, officers and Subsidiaries, and use commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to consult and fully cooperate with and provide assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an “Injunction”) of any type referred to in Section 8.1(d); (iii) taking such actions as may reasonably be required under applicable federal securities laws in connection with the issuance of the HoldCo Common Stock to be covered by the Registration Statement; and (iv) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in clause (i) or (ii) of this sentence, no party will be required to pay any consideration (other than filing fees for any Governmental Filings), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or to any conditions or requirements that are materially adverse to its interests or materially burdensome. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party will provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

     4.5 No Solicitations; Other Offers.

          (a) UGC shall not, nor shall it knowingly permit any of its officers, directors, representatives or agents to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) engage in discussions or negotiations with any other Person to facilitate an Acquisition Proposal. From and after the date hereof, UGC and all of its officers, directors, employees, agents and advisors shall cease doing any of the foregoing. Nothing contained in this Agreement shall prevent the UGC Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal.

          (b) Notwithstanding the foregoing, UGC may, subject to a confidentiality agreement containing customary terms, engage in discussions or negotiations with, and furnish nonpublic information or access to, any Person in response to an unsolicited Acquisition Proposal or a request for information or access made incident to an unsolicited Acquisition Proposal if (i) UGC has prior to such response complied with the terms of Section 4.5(a) hereof and (ii) the UGC Board determines in good faith, after consultation with outside legal counsel, that the taking of such action is necessary to discharge its fiduciary duties under applicable law.

          (c) UGC will promptly (but in no event later than 24 hours) notify LMI if any Acquisition Proposal is made, indicating the identity of the offeror and the terms and conditions of such Acquisition Proposal. UGC shall keep LMI fully informed of all material developments regarding such Acquisition Proposal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UGC

          UGC hereby represents and warrants to HoldCo and to LMI as follows:

     5.1 Organization and Qualification. UGC and each Significant UGC Subsidiary (as defined below) is a corporation, partnership, limited liability company or other business association duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. UGC and each Significant UGC Subsidiary has all requisite corporate, partnership, limited liability company or other business association power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a UGC Material Adverse Effect. UGC and each Significant UGC Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a UGC Material Adverse Effect. A “Significant UGC Subsidiary” means any Subsidiary of UGC that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     5.2 Authorization and Validity of Agreement.

          (a) UGC has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the UGC Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by UGC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the UGC Board (with the approval of the Special Committee) and by all other necessary corporate action on the part of UGC, subject, in the case of the consummation by it of the UGC Merger, to obtaining the UGC Stockholder Approval. This Agreement has been duly executed and delivered by UGC and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of UGC, enforceable against UGC in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

          (b) The Special Committee and the UGC Board, based on the recommendation of the Special Committee, has (i) approved this Agreement and the UGC Merger and, (ii) determined that the UGC Merger is fair to and in the best interests of UGC’s stockholders (other than LMI and its Affiliates), and the UGC Board, based on the recommendation of the Special Committee, recommended that the stockholders of UGC adopt this Agreement and approve the UGC Merger.

     5.3 Capitalization; Stock Option Vesting Acceleration. Except as set forth in Section 5.3 of the UGC Disclosure Letter:

          (a) The authorized capital stock of UGC consists of (i) 1,000,000,000 shares of UGC Class A Stock, (ii) 1,000,000,000 shares of UGC Class B Stock, (iii) 400,000,000 shares of UGC Class C Stock and (iv) 10,000,000 shares of UGC Preferred Stock, issuable in series.

          (b) As of the close of business on December 31, 2004, (i) 413,206,357 shares of UGC Class A Stock were issued and outstanding, (ii) 10,493,461 shares of UGC Class B Stock were issued and outstanding, (iii) 379,603,223 shares of UGC Class C Stock were issued and outstanding, (iv) no shares of UGC Preferred Stock were issued and outstanding and no action had been taken by the UGC Board with respect to the designation of the rights and preferences of any series of UGC Preferred Stock and (v) 13,174,660 shares of UGC Class A Stock were held in treasury or by Wholly Owned Subsidiaries of UGC and no other shares of UGC Common Stock or UGC Preferred Stock were held in the treasury of UGC or held by Subsidiaries of UGC. Except as set forth in the preceding sentence or in clause (e) below, at the close of business on December 31, 2004, no shares of capital stock or other securities or other equity interests of UGC and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to UGC were issued, reserved for issuance or outstanding. Except as set forth in the UGC SEC Filings filed with the SEC and publicly available prior to the date of this Agreement or in clause (e) below, at the close of business on December 31, 2004, no shares of capital stock or other securities or other equity interests of any Significant UGC Subsidiary and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to any Significant UGC Subsidiary were issued, reserved for issuance or outstanding. Since the close of business on December 31, 2004, no shares of capital stock or other securities or other equity interests of UGC and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to UGC or any Significant UGC Subsidiary have been issued other than shares of UGC Common Stock issued (A) upon exercise of the options or rights referred to in clause (e)(ii) below in accordance with their terms or (B) upon conversion of UGC Convertible Notes outstanding at the close of business on December 31, 2004 in accordance with their terms.

          (c) All outstanding shares of UGC Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of UGC is entitled to preemptive rights with respect to the issuance thereof, except that LMI and its Affiliates are entitled to certain contractual preemptive rights with respect to the issuance of shares of UGC Class A Stock and certain rights to acquire shares of UGC Class A Stock.

          (d) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of UGC or any of its Subsidiaries that have the right to vote (or that are convertible into other securities having the right to vote, other than the UGC

Convertible Notes) on any matters on which stockholders of UGC may vote (the “Voting Debt”).

          (e) There are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which UGC or any Significant UGC Subsidiary is a party or is bound that, directly or indirectly, obligate, or after the Effective Time will obligate, UGC or any Significant UGC Subsidiary or HoldCo (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of UGC Common Stock or any UGC Preferred Stock or other capital stock, securities, equity interests or Voting Debt of UGC or any Significant UGC Subsidiary or HoldCo, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating UGC or any Significant UGC Subsidiary or HoldCo to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”), other than (i) the UGC Convertible Notes, (ii) options or other rights representing in the aggregate the right to purchase or otherwise acquire on the date of this Agreement up to 45,594,482 shares of UGC Class A Stock and 3,000,000 shares of UGC Class B Stock and (iii) Convertible Securities relating to Significant UGC Subsidiaries that were outstanding on January 1, 2002. Neither UGC nor any Significant UGC Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

          (f) Except as disclosed in the UGC SEC Filings filed with the SEC and publicly available prior to the date of this Agreement, neither UGC nor any of the Significant UGC Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of UGC or any Significant UGC Subsidiary, or any phantom shares, phantom equity interests or stock or equity appreciation rights or any Convertible Securities of UGC or any Significant UGC Subsidiary.

          (g) The UGC Board has adopted a resolution stating that the transactions contemplated by this Agreement do not constitute a change of control or any comparable event which would permit or result in an acceleration of vesting or exercisability of any outstanding awards (including UGC Options, UGC SARs and UGC Restricted Stock) under any UGC Plan.

     5.4 Reports and Financial Statements. Except as set forth in Section 5.4 of the UGC Disclosure Letter, UGC has filed on a timely basis all forms, reports and documents with the SEC required to be filed by it under the Securities Act or the Exchange Act since January 1, 2002 (collectively, other than preliminary material, the “UGC SEC Filings”).

As of their respective dates, each of the UGC SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder, and none of the UGC SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the SEC, the financial statements (including the related notes) included in the UGC SEC Filings complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of UGC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as disclosed in the UGC SEC Filings filed and publicly available prior to the date hereof, UGC and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of UGC and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (a) liabilities incurred in the ordinary course of business, (b) liabilities incurred in accordance with Section 7.3, (c) liabilities for Taxes or (d) liabilities that, individually or in the aggregate, would not reasonably be expected to have a UGC Material Adverse Effect. For purposes of this section, the term “timely” shall have the meaning set forth in General Instruction I.A.3(b) to Form S-3.

     5.5 No Approvals or Notices Required; No Conflict with Instruments. Except as set forth in Section 5.5 of the UGC Disclosure Letter, the execution and delivery by UGC of this Agreement do not, and the performance by UGC of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

               (i) assuming the UGC Stockholder Approval is obtained, conflict with or violate the UGC Charter or UGC’s Bylaws, or the charter or bylaws of any Significant UGC Subsidiary, or any other instrument or document governing any Significant UGC Subsidiary that is not a corporation;

               (ii) require any consent, approval, order or authorization of or other action by any Governmental Entity (a “Government Consent”) or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a “Governmental Filing”), in each case on the part of or with respect to UGC or any Subsidiary of UGC, except for (A) the filing with the SEC of the Registration Statement, the Schedule 13E-3 and the Joint Proxy Statement/Prospectus and such reports under Sections 13(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the UGC

Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which UGC is qualified to do business, (C) such Government Consents and Governmental Filings as will have been obtained or made prior to the Effective Time and (D) such Government Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a UGC Material Adverse Effect;

               (iii) assuming the UGC Stockholder Approval is obtained, require, on the part of UGC or any Subsidiary of UGC, any consent by or approval or authorization of (a “Contract Consent”) or notice to (a “Contract Notice”) any other Person (other than a Governmental Entity), whether under any License or other Contract or otherwise, except where the failure to obtain such Contract Consent or to give such Contract Notice will not, either individually or in the aggregate, have a UGC Material Adverse Effect;

               (iv) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a “put” or “call” right or a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by or the impairment, loss or forfeiture of any material benefit, rights or privileges under or the creation of a Lien, Restriction or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation, suspension, modification or acceleration, loss or creation, a “Violation”) any contract (including any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature (each, a “Contract”)) to which UGC or any Subsidiary of UGC is a party, by which UGC or any Subsidiary of UGC or any of their respective assets or properties is bound or affected or pursuant to which UGC or any Subsidiary of UGC is entitled to any rights or benefits (including any Licenses), except for such Violations (other than Violations in respect of the UGC Indenture) which would not, individually or in the aggregate, have a UGC Material Adverse Effect; or

               (v) assuming the UGC Stockholder Approval is obtained and assuming that the Government Consents and Governmental Filings specified in clause (ii) of this Section 5.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to UGC, any Subsidiary of UGC or by which any of their respective properties or assets are bound or affected, except for such Violations which would not, individually or in the aggregate, have a UGC Material Adverse Effect.

     5.6 Absence of Certain Changes or Events. Except as set forth in Section 5.6 of the UGC Disclosure Letter and as otherwise disclosed in the UGC SEC Filings filed with the SEC and publicly available prior to the date hereof, since September 30, 2004, (a) there has not been any material adverse change in the business, properties, operations or financial condition of UGC and its Subsidiaries taken as a whole, and no event has occurred and no condition exists that, individually or together with other events or conditions, has had or is reasonably likely to have a UGC Material Adverse Effect and (b) no action has been taken by UGC or any Subsidiary of UGC that, if Section 7.3 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of LMI, and no Contract to take any such action was entered into during such period.

     5.7 Registration Statement; Schedule 13E-3; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by UGC in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement or the Schedule 13E-3 or any amendment or supplement thereto will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the time of the Special Meetings or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed and, in the case of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of mailing to stockholders of UGC and LMI and at the times of the Special Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document relating to UGC will be deemed to have been so supplied in writing specifically for inclusion or incorporation therein if such document was available for review by UGC or its counsel a reasonable time before such document was filed (but the foregoing will not be the exclusive manner in which it may be established that such information was so supplied). The Registration Statement, the Schedule 13E-3 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

     5.8 Legal Proceedings. Except as otherwise disclosed in the UGC SEC Filings filed with the SEC and publicly available prior to the date hereof, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of UGC, threatened against UGC or any of its Subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be anticipated to, have a UGC Material Adverse Effect.

     5.9 Compliance with Laws. Except as otherwise disclosed in the UGC SEC Filings filed with the SEC and publicly available prior to the date hereof, neither UGC nor any of its Subsidiaries is in violation of, and UGC and its Subsidiaries have not received any notices of violations with respect to, any Licenses, laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a UGC Material Adverse Effect.

     5.10 Tax Matters.

          (a) To the knowledge of UGC, neither UGC nor any of its Subsidiaries has taken or agreed to take any action that would prevent the UGC Merger from constituting an exchange qualifying under Section 351 of the Code. UGC is not aware of any agreement, plan or other circumstance that would prevent the UGC Merger from qualifying under Section 351 of the Code.

          (b) UGC and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, other than any Tax Returns the failure to file would not, individually or in the aggregate, have a UGC Material Adverse Effect. UGC and each of its Subsidiaries have paid all Taxes due, other than Taxes adequate reserves for which have been made in UGC’s financial statements and Taxes the failure to pay would not, individually or in the aggregate, have a UGC Material Adverse Effect.

          (c) There are no claims or assessments pending against UGC or any of its Subsidiaries for any alleged deficiency in any Tax, and UGC has not been notified in writing of any proposed Tax claims or assessments against UGC or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the UGC financial statements have been established and claims or assessments which would not, individually or in the aggregate, have a UGC Material Adverse Effect).

          (d) There are no Liens or Restrictions on any of the assets or properties of UGC or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for statutory liens for current Taxes not yet due and payable (and except for Liens or Restrictions which would not, individually or in the aggregate, have a UGC Material Adverse Effect).

          (e) Neither UGC nor any of its Subsidiaries (x) except as set forth in Section 5.10(e) of the UGC Disclosure Letter, is bound by any Tax allocation or Tax sharing agreement which applies to U.S. federal or state income Taxes, or (y) has any liabilities under any Tax allocation or Tax sharing agreement (except for any liabilities which would not, individually or in the aggregate, have a UGC Material Adverse Effect).

          (f) Neither UGC nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

     5.11 Employee Matters.

          (a) To the knowledge of UGC, each UGC Plan intended to be qualified under Section 401(a) of the Code continues to satisfy the requirements for such qualification.

          (b) Each UGC Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a UGC Material Adverse Effect.

          (c) There has been no event or circumstance that has resulted in any material liability being asserted by any UGC Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or Section 412 of the Code against UGC or any UGC ERISA Affiliate and there has not been any event or circumstance that could reasonably be expected to result in any liability which individually or in the aggregate would have a UGC Material Adverse Effect.

          (d) There is no contract, agreement, plan or arrangement to which UGC or any of its Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of UGC or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code solely as a result of the transactions contemplated hereby.

     5.12 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Mergers and the other transactions contemplated hereby based upon arrangements made by or on behalf of UGC other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”).

     5.13 Fairness Opinion. The Special Committee has received the opinion, dated January 17, 2005, of Morgan Stanley to the effect that the consideration to be received by the holders of shares of UGC Class A Stock (other than LMI or its Affiliates) as contemplated by Section 3.3(b) for the conversion of UGC Common Stock into HoldCo Series A Stock and/or cash pursuant to the UGC Merger is fair as of the date of the opinion, from a financial point of view, to such holders (other than LMI or its Affiliates) (the “UGC Fairness Opinion”). A true and complete copy of the UGC Fairness Opinion (which includes a consent to the inclusion in its entirety of a copy of the UGC Fairness Opinion in any documents required to be filed by UGC with the SEC with respect to the Mergers, which consent has not been withdrawn) has been delivered to LMI.

     5.14 Vote Required. The only vote of stockholders of UGC required under the DGCL, the UGC Charter, UGC’s Bylaws and the rules and regulations of the NASD in order for UGC to validly perform its obligations under this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of UGC Common Stock voting together as a single class (the “UGC Stockholder Approval”). This Agreement also requires, as a condition to the Closing, that the holders of more than fifty percent (50%) of the voting power of the outstanding shares of UGC Common Stock entitled to be voted at the UGC Special Meeting, other than any shares of UGC Common Stock beneficially owned by LMI, LMC or any of their respective Subsidiaries or any of the executive officers or directors of LMI, LMC or UGC, shall have voted in favor of the UGC Merger (the “Minority Approval”).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LMI

          LMI hereby represents and warrants to UGC as follows:

     6.1 Organization and Qualification . Each of LMI, each Significant LMI Subsidiary (as defined below), HoldCo, LMI Merger Sub and UGC Merger Sub is a corporation, partnership, limited liability company or other business association duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. LMI and each Significant LMI Subsidiary has all requisite corporate, partnership, limited liability company or other business association power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failure, individually or in the aggregate, has not had and would not reasonably be expected to have a LMI Material Adverse Effect. LMI and each Significant LMI Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a LMI Material Adverse Effect. A “Significant LMI Subsidiary” means any Subsidiary of LMI that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     6.2 Authorization and Validity of Agreement.

          (a) Each of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub has all requisite corporate power and authority to enter into this Agreement and, in the case of LMI subject to obtaining the LMI Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub of this Agreement and the consummation by each of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub of the transactions contemplated hereby have been duly authorized by each of their respective board of directors, and by all other necessary corporate action on the part of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub subject, in the case of the consummation by LMI of the LMI Merger, to the LMI Stockholder Approval. This Agreement has been duly executed and delivered by each of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of each of LMI, HoldCo, LMI Merger Sub and UGC Merger Sub, enforceable against each such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

          (b) The LMI Board has (i) approved this Agreement and the LMI Merger, (ii) determined that the LMI Merger is fair to and in the best interests of LMI’s stockholders and (iii) recommended that the stockholders of LMI adopt this Agreement and approve the LMI Merger.

     6.3 Capitalization of LMI; Stock Option Vesting Acceleration.

          (a) The authorized capital stock of LMI consists of (i) 1,050,000,000 shares of common stock, $.01 par value, of which 500,000,000 shares are designated LMI Series A Stock, 50,000,000 shares are designated LMI Series B Stock and 500,000,000 shares are designated as LMI Series C Stock and (ii) 50,000,000 shares of LMI Preferred Stock.

          (b) As of the close of business on December 31, 2004, (i) 165,514,962 shares of LMI Series A Stock, 7,264,300 shares of LMI Series B Stock and no shares of LMI Series C Stock (in each case net of shares held in treasury and shares held by Subsidiaries of LMI all of the common stock of which is beneficially owned by LMI) were issued and outstanding, and (ii) no shares of LMI Preferred Stock were issued and outstanding.

          (c) All outstanding shares of LMI Series A Stock and LMI Series B Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of LMI is entitled to preemptive rights.

          (d) As of the close of business on December 31, 2004, there were no options, warrants or other rights to acquire LMI Series A Stock (or securities convertible into or exercisable or exchangeable for LMI Series A Stock) from LMI, other than (i) the right of the holders of LMI Series B Stock to convert shares of LMI Series B Stock into LMI Series A Stock, pursuant to the LMI Charter, and (ii) options or other rights representing in the aggregate the right to purchase or otherwise acquire up to 1,761,123 shares of LMI Series A Stock (which excludes 1,498,154 options to acquire LMI Series B Stock that can be exercised for LMI Series A Stock, on a one-for-one basis, at the option of the holder) and 3,066,716 shares of LMI Series B Stock (which includes 1,498,154 options to acquire LMI Series B Stock that can be exercised for LMI Series A Stock, on a one-for-one basis, at the option of the holder), pursuant to a LMI employee benefit plan or otherwise. All other material information about the capitalization of LMI has been disclosed in the LMI SEC Filings.

          (e) The LMI Board has adopted a resolution stating that the transactions contemplated by this Agreement do not constitute a change of control or any comparable event which would permit or result in an acceleration of vesting or exercisability of any outstanding awards (including LMI Options, LMI SARs and LMI Restricted Stock) under any LMI Plan.

     6.4 LMI Reports and Financial Statements. LMI has filed on a timely basis all forms, reports and documents with the SEC required to be filed by it under the Securities Act or the Exchange Act since June 1, 2004 (collectively, together with the Form 10, dated May 28, 2004, filed by LMI and other than preliminary material, the “LMI SEC Filings”). As of their respective dates, each of the LMI SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder, and none of the LMI SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation or warranty is made with respect to any information regarding UGC included in the LMI SEC Filings which was furnished by UGC expressly for use therein). When filed with the SEC, the financial statements (including the related notes) included in the LMI SEC Filings complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of LMI and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as disclosed in the LMI SEC Filings filed with the SEC and publicly available prior to the date hereof, from September 30, 2004 to the date of this Agreement, LMI and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of LMI and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (a) liabilities incurred in the ordinary course of business, (b) liabilities for Taxes or (c) liabilities that, individually or in the aggregate, would not reasonably be expected to have a LMI Material Adverse Effect. For purposes of this section, the term “timely” shall have the meaning set forth in General Instruction I.A.3(b) to Form S-3. A form, report or document filed or that should have been filed by LMI shall not in any event be considered untimely if the delay in such filing arose as a result of actions by UGC or any of its Subsidiaries.

     6.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by LMI of this Agreement do not, and the performance by LMI of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

               (i) assuming the LMI Stockholder Approval is obtained, conflict with or violate the LMI Charter or LMI’s Bylaws, or the charter or bylaws of any Significant LMI Subsidiary, or any other instrument or document governing any Significant LMI Subsidiary that is not a corporation;

               (ii) require any Government Consent or Governmental Filing on the part of or with respect to LMI or any Subsidiary of LMI, except for (A) the filing with the SEC of the Registration Statement, the Schedule 13E-3 and the Joint Proxy Statement/Prospectus and such reports under Sections 12(g), 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the LMI Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities or other states in which LMI is qualified to do business, (C) appropriate filings with and consents or approvals of the Federal Communications Commission and the Puerto Rico Telecommunications Regulatory Board, or (D) such Government Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a LMI Material Adverse Effect;

               (iii) require on the part of LMI or any Subsidiary of LMI any Contract Consent or Contract Notice to any other Person (other than a Governmental Entity), whether under any License or other Contract or otherwise, except where the failure to obtain such Contract Consent or to give such Contract Notice will not, either individually or in the aggregate, have a LMI Material Adverse Effect or prevent or materially delay the consummation of the Mergers;

               (iv) result in a Violation of any Contract to which LMI or any Subsidiary of LMI is a party, by which LMI or any Subsidiary of LMI or any of their respective assets or properties is bound or affected or pursuant to which LMI or any Subsidiary of LMI is entitled to any rights or benefits (including any Licenses), except for such Violations which would not, individually or in the aggregate, have a LMI Material Adverse Effect; or

               (v) assuming adoption of this Agreement at the LMI Special Meeting by the requisite vote of LMI’s stockholders, and assuming that the Government Consents and Governmental Filings specified in clause (ii) of this Section 6.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to LMI, any Subsidiary of LMI or by which any of their respective properties or assets are bound or affected, except for such Violations which would not, individually or in the aggregate, have a LMI Material Adverse Effect.

     6.6 Absence of Certain Changes or Events.

          (a) Except as otherwise disclosed in the LMI SEC Filings filed with the SEC and publicly available prior to the date hereof and subject to the accuracy of the representation and warranty made by UGC in Section 5.6, since September 30, 2004 (a) there has not been any material adverse change in the business, properties, operations or financial condition of LMI and its Subsidiaries (for this purpose including UGC and its Subsidiaries) taken as a whole, and no event has occurred and no condition exists that, individually or together with other events or conditions, has had or is reasonably likely to have, a LMI Material Adverse Effect and (b) no action has been taken by LMI that, if Section 7.12 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of UGC, and no Contract to take any such action was entered into during such period.

          (b) Except as otherwise disclosed in the LMI SEC Filings filed with the SEC prior to the date hereof, since September 30, 2004 there has not been a material adverse change in the business, properties, operations or financial condition of the Japanese Businesses, taken as a whole, other than any such change arising out of or resulting from (i) general business or economic conditions in Japan or from general changes in or affecting the industries in which the Japanese Businesses operate (except to the extent any such change has a disproportionate impact on the Japanese Businesses), (ii) any changes in applicable generally accepted accounting principals that affect generally entities such as the Japanese Businesses or (iii) the conduct of, or failure to conduct or successfully complete, any public offering of shares by any of the Japanese Businesses

     6.7 Registration Statement; Schedule 13E-3; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by LMI in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement or the Schedule 13E-3 or any amendment or supplement thereto will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the time of the Special Meetings or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed and, in the case of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of mailing to stockholders of UGC and LMI and at the times of the Special Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document relating to LMI will be deemed to have been so supplied in writing specifically for inclusion or incorporation therein if such document was available for review by LMI or its counsel a reasonable time before such document was filed (but the foregoing will not be the exclusive manner in which it may be established that such information was so supplied). The Registration Statement, the Schedule 13E-3 and the Joint Proxy Statement/Prospectus and the furnishing thereof by LMI will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

     6.8 Legal Proceedings. Except as otherwise disclosed in the LMI SEC Filings filed with the SEC and publicly available prior to the date hereof, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of LMI, threatened against LMI or any of its Subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be anticipated to, have a LMI Material Adverse Effect.

     6.9 Compliance with Laws. Except as otherwise disclosed in the LMI SEC Filings filed with the SEC and publicly available prior to the date hereof, neither LMI nor any of its Subsidiaries is in violation of, and LMI and its Subsidiaries have not received any notices of violations with respect to, any Licenses, laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a LMI Material Adverse Effect.

     6.10 Tax Matters.

          (a) To the knowledge of LMI, neither LMI nor any of its Subsidiaries has taken or agreed to take any action that would prevent the LMI Merger from constituting a reorganization qualifying under Section 368(a) of the Code. LMI is not aware of any agreement, plan or other circumstance that would prevent the LMI Merger from qualifying under Section 368(a) of the Code.

          (b) LMI and its Subsidiaries have not taken or failed to take any action, and LMI and its Subsidiaries have no plan or intention to take any action or fail to take any action, in each case, which would reasonably be expected to give rise to an indemnity claim against LMI pursuant to Section 2.5 or Section 9.2 of the Tax Sharing Agreement, dated June 1, 2004, between LMI and LMC (other than, in each case, indemnity claims which would not, individually or in the aggregate, have a LMI Material Adverse Effect).

          (c) LMI and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, other than any Tax Returns the failure to file would not, individually or in the aggregate, have a LMI Material Adverse Effect. LMI and each of its Subsidiaries have paid all Taxes due, other than Taxes adequate reserves for which have been made in LMI’s financial statements and Taxes the failure to pay would not, individually or in the aggregate, have a LMI Material Adverse Effect.

          (d) There are no claims or assessments pending against LMI or any of its Subsidiaries for any alleged deficiency in any Tax, and LMI has not been notified in writing of any proposed Tax claims or assessments against LMI or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the LMI financial statements have been established and claims or assessments which would not, individually or in the aggregate, have a LMI Material Adverse Effect.)

          (e) There are no Liens or Restrictions on any of the assets or properties of LMI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for statutory liens for current Taxes not yet due and payable (and except for Liens or Restrictions which would not, individually or in the aggregate, have a LMI Material Adverse Effect).

          (f) Neither LMI nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

     6.11 Employee Matters.

          (a) To the knowledge of LMI, each LMI Plan intended to be qualified under Section 401(a) of the Code continues to satisfy the requirements for such qualification.

          (b) Each LMI Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a LMI Material Adverse Effect.

          (c) There has been no event or circumstance that has resulted in any material liability being asserted by any LMI Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or Section 412 of the Code against LMI or any LMI ERISA Affiliate and there has not been any event or circumstance that could reasonably be expected to result in any liability which individually or in the aggregate would have a LMI Material Adverse Effect.

          (d) There is no contract, agreement, plan or arrangement to which LMI or any of its Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of LMI or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code solely as a result of the transactions contemplated hereby.

     6.12 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the LMI Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of LMI or LMI Merger Sub other than Banc of America Securities LLC.

     6.13 Fairness Opinion. The CMI Board has received the opinion, dated January 17, 2005, of Banc of America Securities LLC to the effect that the consideration to be received by the holders of LMI Common Stock, other than any affiliates of LMI, pursuant to the transactions contemplated by the Mergers is fair as of the date of the opinion, from a financial point of view, to the holders of LMI Common Stock, other than any affiliates of LMI (the “LMI Fairness Opinion”). A true and complete copy of the LMI Fairness Opinion (which includes a consent to the inclusion in its entirety of a copy of the LMI Fairness Opinion in any documents required to be filed by LMI with the SEC with respect to the Mergers, which consent has not been withdrawn) has been delivered to UGC.

     6.14 Vote Required. The only vote of stockholders of LMI required under the DGCL, the LMI Charter, LMI’s Bylaws and the rules and regulations of the NASD in order for LMI to validly perform its obligations under this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of LMI Common Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock or other securities of LMI is required thereby (the “LMI Stockholder Approval”).

     6.15 Merger Subsidiaries. Each of HoldCo, UGC Merger Sub and LMI Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted operations other than in connection with the transactions contemplated hereby, incurred any liabilities other than in connection with the transactions contemplated hereby or owned any assets or property (other than, in the case of HoldCo, owning all of the outstanding capital stock of UGC Merger Sub and LMI Merger Sub).

ARTICLE VII

TRANSACTIONS PRIOR TO CLOSING

     7.1 Information and Access.

          (a) From the date hereof to the Effective Time, upon reasonable notice, each of UGC and LMI will (and will cause its Subsidiaries, and use commercially reasonable efforts to cause its accountants and Affiliates, to) afford to the officers, employees, counsel, bankers, accountants and other authorized representatives of the other reasonable access during normal business hours and upon reasonable prior notice to all its properties, personnel, books and records and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request consistent with its rights and obligations under this Agreement. No investigation pursuant to this Section 7.1 shall affect or otherwise obviate or diminish any representations or warranties of any party or conditions to the obligations of any party.

          (b) Each of UGC and LMI will hold all information furnished by or behalf of the other party or its representatives pursuant to Section 7.1(a) in confidence in accordance with the provisions of the nondisclosure agreement, dated January 12, 2005, between UGC and LMI.

     7.2 Public Announcements. No party will or will permit any of its Subsidiaries to (and each party will use commercially reasonable efforts to cause its Affiliates, directors, officers, employees, agents and representatives not to) issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other parties (which consent will not be unreasonably withheld or delayed), except to the extent required by applicable law or the applicable requirements of the NASD (and in either such case such party will, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

     7.3 Conduct of UGC’s Business Pending the Effective Time. UGC will, and will cause each of its Subsidiaries to, except (x) as to Approved Matters, (y) any matters contemplated in the most recent budget adopted by the UGC Board (provided such budget itself is an Approved Matter) and (z) as permitted, required or specifically contemplated by this Agreement or Section 7.3 of the UGC Disclosure Letter, required by any change in applicable law or consented to or approved in writing by LMI (which consent or approval will not be unreasonably withheld or delayed) during the period commencing on the date hereof and ending at the Effective Time:

          (a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

          (b) submit to a vote of its board of directors (or executive committee thereof) or other governing body any matter of a nature or in any amount that, consistent with past practices or existing board or other governing body resolutions or policies, would have been required, or would have been expected, to be submitted to such a vote prior to the date hereof;

          (c) not (i) make any change or amendments in its charter, bylaws or partnership agreement or other governing instrument or document (as the case may be); (ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, options, warrants, calls, commitments or other agreements of any character to purchase or acquire any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, other than shares of UGC Common Stock issued upon exercise of UGC Options, conversion of UGC Convertible Notes or upon the exercise of other rights outstanding as of the date hereof under UGC Plans or otherwise disclosed pursuant to this Agreement, in accordance with the terms thereof; (iii) split, combine, subdivide or reclassify the outstanding shares of its capital stock or other equity or voting interests, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or other equity or voting interests, or otherwise make any payments to stockholders or owners of equity or voting interests in their capacity as such (other than dividends or distributions paid by any Wholly-Owned Subsidiary of UGC to UGC or another Wholly-Owned Subsidiary of UGC); (iv) redeem, purchase or otherwise acquire, directly or indirectly, any outstanding shares of capital stock or other securities or equity or voting interests of UGC or any Subsidiary of UGC; (v) make any other changes in its capital or ownership structure; (vi) sell or grant a Lien or Restriction with respect to any stock, equity or partnership interest owned by it in any Subsidiary of UGC; or (vii) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (d) not (i) enter into any new employment agreements with or increase the compensation of (x) any officer or director of UGC or (y) any member of senior executive management of any Subsidiary whose annual income exceeds $100,000 per annum, other than as required by written agreements in effect on the date hereof, (ii) establish, amend or modify any UGC Plan or any other employee benefit plan, except in the ordinary course of business, consistent with past practice and to the extent not material and except to the extent required by any applicable law or the existing terms of such UGC Plan or by the provisions of this Agreement; (iii) make any capital expenditures which individually or in the aggregate are in excess of the amount provided for capital expenditures in the most recent capital budget for UGC and its Subsidiaries approved by the UGC Board (provided such budget itself is an Approved Matter) or (iv) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (e) not incur (which will not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any material amount of Indebtedness for borrowed money or guarantee any such Indebtedness other than in the ordinary course of business; provided, however, that the foregoing will not prohibit any renewal, extension, amendment or refinancing of existing Indebtedness (provided there is no increase in the interest rate or the principal amount of such Indebtedness);

          (f) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to UGC and its Subsidiaries taken as a whole, other than in the ordinary course of business;

          (g) not make any material change in any accounting, financial reporting or Tax practice or policy;

          (h) not take any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VIII not being fulfilled; and

          (i) not authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the costs and expenses incurred in connection with the printing and mailing of each of the Joint Proxy Statement/Prospectus, the Registration Statement (and any amendment or supplement thereto) and the prospectus included in the Registration Statement (and any amendment or supplement thereto) will be borne equally by LMI and UGC.

     7.5 Indemnification.

          (a) Indemnification of UGC Directors and Officers. From and after the Effective Time, the UGC Surviving Corporation will indemnify, defend and hold harmless the present and former directors and officers of UGC (when acting in such capacity) and any of its Subsidiaries, and any Person who is or was serving at the request of UGC as a director or officer of another Person (when acting in such capacity) (individually a “UGC Indemnified Party” and, collectively, the “UGC Indemnified Parties”) against all losses, claims, damages, costs, expenses (including fees and expenses of counsel properly retained by a UGC Indemnified Party under this Section 7.5), liabilities or judgments or amounts that are paid in settlement with the approval of the UGC Surviving Corporation (which approval will not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person was at any time prior to the Effective Time a director or officer of UGC, pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“UGC Indemnified Liabilities”), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by UGC pursuant to the UGC Charter, the UGC Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of UGC and its Subsidiaries.

          (b) Indemnification of LMI Directors and Officers. From and after the Effective Time, the LMI Surviving Corporation will indemnify, defend and hold harmless the present and former directors and officers of LMI (when acting in such capacity) and any of its Subsidiaries, and any Person who is or was serving at the request of LMI as a director or officer of another Person (when acting in such capacity) (individually a “LMI Indemnified Party” and, collectively, the “LMI Indemnified Parties”) against all losses, claims, damages, costs, expenses (including fees and expenses of counsel properly retained by a LMI Indemnified Party under this Section 7.5), liabilities or judgments or amounts that are paid in settlement with the approval of the LMI Surviving Corporation (which approval will not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person was at any time prior to the Effective Time a director or officer of LMI, pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“LMI Indemnified Liabilities”), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by LMI pursuant to the LMI Charter and LMI’s Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of LMI and its Subsidiaries.

          (c) Survival of Existing Indemnification Rights. The parties agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the UGC Charter or UGC’s Bylaws or LMI Charter or LMI’s Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any of UGC’s or LMI’s Subsidiaries, as in effect as of the date hereof, will survive the Mergers and will continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period will continue until the final disposition of such Claim.

     (d) Survival. This Section 7.5 will survive the consummation of the Mergers. The provisions of this Section 7.5 are intended to be for the benefit of and will be enforceable by each of the UGC Indemnified Parties and the LMI Indemnified Parties, and their respective heirs and legal representatives, and will be binding on UGC Surviving Corporation and LMI Surviving Corporation, as applicable, and each of their respective successors and assigns.

     7.6 Notification of Certain Matters. Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other party of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct in any material respect as of the date hereof or will be untrue and incorrect in any material respect at and as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence or non-occurrence of any event which will result, or is reasonably likely to result, in the failure of any condition set forth in Article VIII, any covenant or agreement contained in this Agreement to be complied with or satisfied, (iii) any failure of UGC or LMI, as the case may be, to satisfy any condition or comply with, in any material respect, any covenant or agreement to be satisfied or complied with by it hereunder, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (v) any notice of, or other communication relating to, any litigation referred to in Section 7.7 or any order or judgment entered or rendered therein; provided, however, that the delivery of any notice pursuant to this Section 7.6 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Defense of Litigation. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party will settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the written consent of the other parties (which consent will not be unreasonably withheld or delayed). Each of the parties further agrees to use commercially reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

     7.8 Actions by LMI. Subject to the terms and conditions of this Agreement, LMI shall cause shares of UGC Common Stock beneficially owned by it to be voted in favor of the adoption of this Agreement at the UGC Special Meeting.

     7.9 Section 16 Matters. Assuming that UGC and LMI deliver to HoldCo the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of HoldCo, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of UGC and LMI of HoldCo Common Stock in exchange for shares of UGC Common Stock or shares of LMI Common Stock, as the case may be, or shares of HoldCo Common Stock upon exercise of stock option or stock appreciation rights or vesting of restricted stock, as the case may be, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by UGC and LMI to HoldCo prior to the Effective Times, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a Person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciate rights, restricted shares and other stock-based awards held by each such Insider. “Insiders”, with respect to a Person, shall mean those officers and directors of such Person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     7.10 Tax Treatment of Transactions. Each of the parties (a) shall use their commercially reasonable efforts to cause the LMI Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and, when viewed as a collective whole with the LMI Merger, the conversion of shares of UGC Common Stock into shares of HoldCo Series A Stock that is effected pursuant to the UGC Merger to qualify as an exchange within the meaning of Section 351 of the Code, (b) will not take any action, and will not permit any of its Controlled Affiliates to take any action, that would cause the LMI Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code or the conversion of shares of UGC Common Stock into shares of HoldCo Series A Stock that is effected pursuant to the UGC Merger not to qualify as an exchange within the meaning of Section 351 of the Code, and (c) will cooperate with the law firms that are to render the opinions referred to in Sections 8.1(e), 8.2(e) and 8.3(d) by providing appropriate certifications as to factual matters.

     7.11 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Mergers, LMI and UGC shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Mergers.

     7.12 Conduct of LMI. LMI will not declare, make or pay any dividend or distribution on or in respect of its capital stock (other than in shares of LMI Common Stock) or take any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VIII not being fulfilled.

ARTICLE VIII

CONDITIONS PRECEDENT

     8.1 Conditions Precedent to the Obligations of Each Party. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which (other than the conditions set forth in Sections 8.1(b) and 8.1(e), which shall be non-waivable), to the extent permitted by applicable law, may be waived by LMI, for itself, HoldCo, LMI Merger Sub and UGC Merger Sub (but not for UGC), or by UGC for itself (with the approval of the Special Committee) (but not for LMI, HoldCo, LMI Merger Sub or UGC Merger Sub):

          (a) Stockholder Approvals. The LMI Stockholder Approval and the UGC Stockholder Approval shall have been obtained.

          (b) Minority Approval. The Minority Approval shall have been obtained.

          (c) Registration. The Registration Statement (as amended or supplemented) will have been declared effective and will be effective under the Securities Act at the Effective Time, and no stop order suspending effectiveness will have been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.

          (d) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has or would have a UGC Material Adverse Effect or a LMI Material Adverse Effect, will be in effect; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Mergers illegal or prevents or prohibits the Mergers.

          (e) Tax Opinion Relating to the Effect of the LMI Merger and the UGC Merger on the Distribution. LMI and HoldCo shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm reasonably acceptable to UGC (acting with the approval of the Special Committee), dated the Closing Date, to the effect that, for U.S. federal income tax purposes, provided that the Distribution would otherwise have qualified as a tax-free distribution under Section 355 of the Code to LMC and the LMC shareholders, the transactions contemplated by this Agreement should not cause the Distribution to fail to qualify as a tax-free distribution to LMC under Section 355(e) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or such other alternate firm may require and rely upon (and may incorporate by reference) representations and covenants made in certificates provided by the parties hereto and upon such other documents and data as Skadden, Arps, Slate, Meagher & Flom LLP or such other alternate firm deems appropriate as a basis for such opinion.

          (f) Governmental Entity Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, if any, necessary for the consummation of the Mergers shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure of which to be filed, expired or obtained would not be reasonably likely to have a UGC Material Adverse Effect or a LMI Material Adverse Effect.

          (g) Nasdaq Listing. The shares of HoldCo Common Stock to be issued pursuant to this Agreement will have been approved for listing on the Nasdaq, subject only to official notice of issuance.

     8.2 Conditions Precedent to the Obligations of LMI. The obligations of LMI to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by LMI (other than the condition set forth in Section 8.2(e), which shall be non-waivable):

          (a) Accuracy of Representations and Warranties. All representations and warranties of UGC contained in this Agreement will, if specifically qualified by reference to a UGC Material Adverse Effect, be true and correct and, if not so qualified, be true and correct except where the failure to be so true and correct would not have a UGC Material Adverse Effect, except for the representations and warranties set forth in Section 5.3, which will be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. UGC will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Officers’ Certificates. LMI will have received such certificates of UGC, dated the Closing Date, in each case signed by an executive officer of UGC (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 8.1(a), 8.1(b), 8.2(a) and 8.2(b) (insofar as each relates to UGC), as may be reasonably requested by LMI.

          (d) No Adverse Enactments. There will not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity that imposes or is reasonably likely to result in imposition of material limitations on the ability of HoldCo effectively to exercise full rights of ownership of shares of capital stock of the Surviving LMI Corporation or the Surviving UGC Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the relevant entity) or makes the holding by HoldCo of any such shares illegal.

          (e) Tax Opinion. LMI shall have received the opinion of Baker Botts L.L.P. or another nationally recognized law firm, dated the Closing Date, to the effect that, for United States federal income tax purposes, (i) the LMI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by HoldCo, LMI, any Wholly-Owned Subsidiary of LMI that owns shares of UGC Common Stock, or UGC as a result of the LMI Merger or the UGC Merger, and (iii) no gain or loss will be recognized by the shareholders of LMI with respect to shares of LMI Stock converted solely into HoldCo Stock as a result of the LMI Merger. In rendering such opinion, Baker Botts L.L.P. or such alternate firm may require and rely upon (and may incorporate by reference) representations and covenants made in certificates provided by the parties hereto and upon such other documents and data as such counsel deems appropriate as a basis for such opinion.

     8.3 Conditions Precedent to the Obligations of UGC. The obligation of UGC to consummate the transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by UGC (with the approval of the Special Committee) (other than the condition set forth in Section 8.3(d), which shall be non-waivable):

          (a) Accuracy of Representations and Warranties. All representations and warranties of LMI contained in this Agreement will, if specifically qualified by reference to a LMI Material Adverse Effect, be true and correct, and, if not so qualified, be true and correct except where the failure to be so true and correct would not have a

LMI Material Adverse Effect, except for (i) the representations and warranties set forth in Section 6.3, which shall be true and correct in all material respects, and (ii) the representations and warranties set forth in Section 6.6(b), which shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. Each of HoldCo and LMI will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Officers’ Certificates. UGC will have received such certificates of HoldCo and LMI, dated the Closing Date, in each case signed by an executive officer of HoldCo or LMI (but without personal liability thereto) to evidence satisfaction of the conditions set forth in Sections 8.1(a), 8.3(a) and 8.3(b) (insofar as each relates to HoldCo or LMI), as may be reasonably requested by UGC.

          (d) Tax Opinion. UGC shall have received the opinion of Debevoise & Plimpton LLP or another nationally recognized law firm, dated the Closing Date, to the effect that, for United States federal income tax purposes, (i) when viewed as a collective whole with the LMI Merger, the conversion of shares of UGC Common Stock into shares of HoldCo Series A Stock that is effected pursuant to the UGC Merger will qualify as an exchange within the meaning of Section 351 of the Code, (ii) no gain or loss will be recognized by HoldCo or UGC as a result of the UGC Merger, and (iii) no gain or loss will be recognized by the shareholders of UGC with respect to shares of UGC Common Stock converted solely into HoldCo Series A Stock pursuant to the UGC Merger. In rendering such opinion, Debevoise & Plimpton LLP or such alternate firm may require and rely upon (and may incorporate by reference) representations and covenants made in certificates provided by the parties hereto and upon such other documents and data as Debevoise & Plimpton LLP or such alternate firm deems appropriate as a basis for such opinion.

ARTICLE IX

TERMINATION

     9.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of LMI and/or UGC:

          (a) by mutual consent of LMI and UGC authorized by their respective Boards of Directors (with the approval of the Special Committee in the case of UGC);

          (b) by LMI if UGC has not filed the UGC 10-K with the SEC by May 15, 2005 (the “Filing Termination Date”). LMI may terminate this Agreement within five business days after the Filing Termination Date; provided, that LMI may extend the Filing Termination Date to June 15, 2005, if it determines not to terminate this Agreement during the five business day period following the initial Filing Termination Date;

          (c) by either UGC (with the approval of the Special Committee) or LMI if either of the Mergers has not been consummated before September 30, 2005 (the “Drop Dead Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Drop Dead Date and such action or failure to act constitutes a breach of this Agreement.

          (d) by either UGC (with the approval of the Special Committee), on the one hand, or LMI, on the other hand: (A) if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party contained in this Agreement such that the conditions set forth in Sections 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, shall have become incapable of fulfillment, or (B) if any court of competent jurisdiction or other competent governmental authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action will have become final and nonappealable;

          (e) by LMI if the UGC Board (with the approval of the Special Committee) has withdrawn or modified in any manner adverse to LMI its recommendation to the UGC stockholders referred to in Section 5.2(b); or

          (f) By either LMI or UGC (with the approval of the Special Committee) if (x) the UGC Stockholder Approval and the Minority Approval or (y) the LMI Stockholder Approval has not been obtained at the UGC Special Meeting or the LMI Special Meeting as contemplated by Section 8.1.

     9.2 Effect of Termination. In the event of any termination of this Agreement by UGC or LMI pursuant to Section 9.1, this Agreement (other than as set forth in Sections 7.1, 7.4, 9.2 and Article 10, each of which will survive the termination of this Agreement) immediately will become void and there will be no liability or obligation on the part of any party or their respective Affiliates, stockholders, directors, officers, agents or representatives; provided, that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE X

MISCELLANEOUS

     10.1 Effectiveness of Representations, Warranties and Agreements. Except as set forth in the next sentence, the respective representations, warranties and agreements of the parties contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties hereto, after the execution of this Agreement. The representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement will terminate at the Effective Time, except for (i) the agreements contained in Article III, Sections 7.4 and 7.5, and in this Article X, (ii) the agreements of the “affiliates” of UGC and LMI delivered pursuant to Section 4.3 and (iii) any certificates delivered in connection with the opinions described in Sections 8.1(e), 8.2(e) and 8.3(d).

     10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed telex or telecopier, as follows:

(a)	if to HoldCo, LMI, LMI Merger Sub or UGC Merger Sub, to:

Liberty Media International, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Elizabeth M. Markowski, Esq. Telecopier: (720) 875-5858

and with a copy to:

Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 Attn: Robert W. Murray Jr., Esq. Telecopier: (212) 259-2540

(b)	if to UGC, to:

UnitedGlobalCom, Inc. 4643 South Ulster Street

Denver, Colorado 80237 Attn: Ellen Spangler, Esq. Telecopier: (303) 770-4207

and with a copy to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attn: Franci J. Blassberg Paul S. Bird Telecopier: (212) 909-6836

and

Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203-4541 Telecopier: (303) 866-0200 Attention: W. Dean Salter, Esq.

or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.

     10.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and other documents delivered in connection herewith) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on, or to make enforceable by, any Person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon persons indemnified under Section 7.5 and upon stockholders, directors, officers, Affiliates, agents and representatives of the parties under Section 10.14. Notwithstanding anything to the contrary contained in this

Agreement, the provisions of Section 7.5 of this Agreement may not be amended or altered in any manner with respect to any person indemnified thereunder without the written consent of such person. No assignment of this Agreement will relieve HoldCo, or the Surviving UGC Corporation or the Surviving LMI Corporation from its obligations to any person indemnified under Section 7.5 of this Agreement.

     10.5 Amendment. Before or after the UGC Stockholder Approval or the LMI Stockholder Approval, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors and, in the case of UGC, with the approval of the Special Committee, at any time prior to the Effective Time; provided, however, that after the UGC Stockholder Approval or the LMI Stockholder Approval, no amendment may be made without the further requisite approval of such stockholders as contemplated in Section 8.1(a) and Section 8.1(b) if such amendment by law requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     10.6 Extension; Waiver. At any time prior to the Effective Time, UGC (with the approval of the Special Committee) or LMI (on behalf of HoldCo, LMI, LMI Merger Sub and UGC Merger Sub), by action taken or authorized by such party’s Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party’s obligation to consummate the transactions contemplated hereby or to any of such waiving party’s other obligations hereunder (other than in the case of the conditions set forth in Sections 8.1(b), 8.1(e), 8.2(e) and 8.3(d), each of which shall be non-waivable). Any such extension or waiver will be valid only if set forth in a written instrument signed by the party or parties to be bound thereby. Any such extension or waiver by any party will be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver will constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to exercise any of its rights, powers or remedies hereunder or with respect hereto or to insist on strict compliance with this Agreement will not constitute a waiver by such party of its right to exercise any such or other rights, powers or remedies or to demand such compliance. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval will be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.6.

     10.7 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

     10.9 Applicable Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     10.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Mergers or the transactions contemplated hereby will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware or in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 shall be deemed effective service of process on such party.

     10.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

     10.12 Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

     10.13 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any party (other than LMI as the sole stockholder of HoldCo) will have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party hereunder or in respect of any certificate delivered with respect thereto and, to the fullest extent legally permissible, each party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability which any such Person otherwise might have pursuant to applicable law.

     10.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Pages Follow]

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

NEW CHEETAH, INC.
By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Secretary

LIBERTY MEDIA INTERNATIONAL, INC.
By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President

UNITEDGLOBALCOM, INC.
By:	/s/ Michael T. Fries
	Name:	Michael T. Fries
Title: President and CEO

CHEETAH ACQUISITION CORP.
By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Secretary

TIGER GLOBAL ACQUISITION CORP.
By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Secretary

Schedule 2.2(a)

Directors of HoldCo

Director	Class

Gene W. Schneider	Class I
(term expires at the annual meeting of stockholders in 2006)

John P. Cole, Jr.	Class I
(term expires at the annual meeting of stockholders in 2006)

David Rapley	Class I
(term expires at the annual meeting of stockholders in 2006)

J. David Wargo	Class II
(term expires at the annual meeting of stockholders in 2007)

J.C. Sparkman	Class II
(term expires at the annual meeting of stockholders in 2007)

John Dick	Class II
(term expires at the annual meeting of stockholders in 2007)

John C. Malone	Class III
(term expires at the annual meeting of stockholders in 2008)

Paul Gould	Class III
(term expires at the annual meeting of stockholders in 2008)

Michael T. Fries	Class III
(term expires at the annual meeting of stockholders in 2008)

Larry Romrell	Class III
(term expires at the annual meeting of stockholders in 2008)

Schedule 2.2(b)

Officers of HoldCo

Officer	Title

John C. Malone	Chairman of the Board of Directors

Michael T. Fries	Chief Executive Officer and President

LIST OF OMITTED EXHIBITS AND SCHEDULES

     The following exhibits and schedules to the Agreement and Plan of Merger, dated as of January 17, 2005, by and among Liberty Global, Inc. (formerly known as New Cheetah, Inc.), Liberty Media International, Inc., UnitedGlobalCom, Inc., Cheetah Acquisition Corp. and Tiger Acquisition Corp. have not been provided herein:

     Exhibit A: Restated Certificate of Incorporation of Liberty Global, Inc.

     Exhibit B: Liberty Global, Inc. Bylaws

     Exhibit 4.3: Form of Rule 145 Letter

     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.